Exhibit 2.1

DATED 01 DECEMBER	2014

(1)	THE SELLERS

(2)	CRAWFORD & COMPANY ADJUSTERS (UK) LIMITED

AGREEMENT

for the sale and purchase of shares

in the capital of

GAB ROBINS HOLDINGS UK LIMITED

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DATED	01 December	2014

PARTIES

(1)	THE PERSONS whose respective names and addresses are set out in Schedule 1 (the “Sellers”); and

(2)	CRAWFORD & COMPANY ADJUSTERS (UK) LIMITED, a company registered in England and Wales with number 02908444 whose registered office is at Trinity Court, 42 Trinity Square, London EC3N 4TH (the “Buyer”).

INTRODUCTION

The Sellers and the parties to the SGS Agreement and each OH Agreement have agreed to sell and the Buyer has agreed to purchase the entire issued share capital of GAB Robins Holdings UK Limited upon the terms and subject to the conditions of this Agreement and the Agreed Form documents.

AGREEMENT

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

“Accounts” means:

(a)	the individual audited balance sheet of the Company and of each of the Subsidiaries as at the Balance Sheet Date; and

(b)	the individual audited profit and loss account of the Company and of each of the Subsidiaries for the financial year ended on the Balance Sheet Date; and

(c)	the audited consolidated balance sheet of the Target Group as at the Balance Sheet Date; and

(d)	the audited consolidated profit and loss account of the Target Group for the financial year ended on the Balance Sheet Date,

including, in each case, the relative notes and directors’ and auditors reports;

“Affiliate” means (in relation to any Party which is a company) any subsidiary undertaking or parent undertaking of that Party and any subsidiary undertaking of any such parent undertaking, in each case from time to time and (in relation to any Party which is an individual) the husband, wife or common law partner of that Party and all the lineal descendants in direct line of that Party and a husband or wife or widower or widow of any of the above persons and for these purposes a step-child or adopted child or illegitimate child of any Party shall be deemed to be his or her lineal descendant; and in each case Affiliate shall include any person directly or indirectly controlled by or under common control of the same;

“Agreed Form” means, in relation to a document, the form of that document which has been agreed between the Sellers’ Representative and the Buyer and initialled by or on behalf of each of them as evidence of that agreement;

“Balance Sheet Date” means 31 December 2013;

“Business Day” means a day (not being a Saturday or a Sunday or a public holiday in England) on which banks generally are open in London for the transaction of normal banking business;

“Buyer’s Group” means the Buyer and its Affiliates from time to time other than the Target Companies and the expression “member of the Buyer’s Group” shall be construed accordingly;

“Buyer’s Solicitors” means Jones Day, 21 Tudor Street, London EC4Y 0DJ and in relation to property matters (including in relation to paragraph 9 of part 1 of Schedule 3) means Birketts, Kingfisher House, 1 Gilders Way, Norwich NR31UB;

“Cash Balance” means the amount in pounds sterling which is the aggregate of the following in relation to each Target Company:

(A)	all deposits repayable on demand with any bank as at the Completion Date; plus

(B)	cleared cash balances with any bank as at the Completion Date; plus

(C)	cash in transit as at the Completion Date receivable by such Target Company and cheques received and either (i) paid into the Target Company bank account and/or (ii) reflected in the Target Company ledgers, in each case on or before the Completion Date; plus

(D)	petty cash/cash in hand as at the Completion Date; plus

(E)	interest accrued to the Completion Date; less

(F)	cash in transit as at the Completion Date paid by a Target Company and cheques issued on or before the Completion Date by a Target Company which are to be cleared through the bank accounts of a Target Company after the Completion Date in each case as shown in the cash book of each Target Company and, for the avoidance of doubt: (i) any item falling within more than one of the paragraphs (A) to (F) of this definition shall only be included once in the calculation of Cash; and (ii) client cash and client cash equivalents shall be excluded;

“Claim” means any claim for breach of the Warranties (excluding for these purposes the Title Warranties and the Fundamental Management Warranties);

“Claims Amount” means the Escrow Amount together with interest which accrues thereon or so much thereof as remains subject to the provisions of this agreement from time to time and to the extent standing to the credit of the Escrow Account;

“Claims Processing Systems” means all systems used by any Target Company to process or handle insurance claims (other than systems known as “Centaur/McCentaur” and “OperaFLO”) and the systems known as “Document Management System”, “Digital Pen” “Proteus”, “ClaimFlow”, “BRICS”, and “SPECS”;

“Company” means GAB Robins Holdings UK Limited, a private company limited by shares of which brief particulars are set out in Part 1 of Schedule 2;

“Completion” means completion of this Agreement, as provided for in clause 4 and Schedule 6;

“Completion Date” means the date of this Agreement or, as the context shall require, the date on which Completion shall have taken place;

“Consideration” has the meaning set out in clause 3.1;

“Data Room” the data room operated by Firmex as at 28 November 2014 containing information on the Target Group and set up for the purpose of this transaction;

“Data Protection Legislation” means any applicable data protection and/or privacy legislation or other Law, including the Data Protection Act 1984 (in respect of those provisions still applicable), Directive 95/46/EC, the Data Protection Act 1998, Directive 2002/58/EC and the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practices) (Interception of Communications) Regulations 2000 and any legislation or other Law amending, augmenting or replacing any of the same;

“Deed of Variation” means executed deeds of variation entered into by the executives as part of the pensions compromise;

“Default Interest” means interest at the rate of four per cent. above the base rate from time to time of HSBC Bank plc;

“Determination Date” means in respect of the Net Working Capital Adjustment or Net Debt Adjustment, the date on which such adjustment is determined in accordance with Schedule 9;

“Disclosed” means fairly disclosed to the Buyer in the Disclosure Letter with sufficient detail to allow the Buyer to make an informed assessment of the nature and scope of the matters, facts or circumstances disclosed and the extent of their consequences;

“Disclosure Bundle” the documents contained in the Data Room and identified in the index attached to the Disclosure Letter;

“Disclosure Letter” means the disclosure letter dated with the date of this Agreement from the Management Sellers to the Buyer (which for the avoidance of doubt, includes the Disclosure Bundle);

“Disqualified Capital Stock” means, with respect to any entity, any equity interest or capital stock of such entity that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) debt securities or any equity interest or capital stock referred to in (a) or (b) above;

“Due Date” means in respect of any sum payable or obligation to be performed under this Agreement or any of the other Transaction Documents, the day specified for the payment to be made or that obligation to be performed or, if that day is not a Business Day, the next following Business Day;

“Employees” means those individuals employed by the Target Group at the date of this Agreement;

“Employment Agreements” means the employment agreements in Agreed Form to be entered into by the parties to them;

“Encumbrance” means any interest or equity (whether known about or not) of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien (statutory or otherwise), assignment, hypothecation, security interest, or other encumbrance or any other security agreement or arrangement or any agreement to create any of the above, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing;

“Environment” means the natural and man-made environment, including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including water under or within land or drains or sewers) and land and any living organisms (including man) or systems supported by those media;

“Environmental Consents” means any Permit required under Environmental Laws for the carrying on of the business of the Target Group or the use of, or any activities or operations carried out at, any of the Properties;

“Environmental Laws” means Laws which are in force and binding at the date of this Agreement and relate to Environmental Matters;

“Environmental Matters” means all matters relating to the control of Hazardous Substances or waste, pollution or protection of the Environment and/or the health and well being of human beings and other living things;

“Escrow Amount” means £3,000,000 in cash which is to be paid by the Buyer into the Escrow Account on Completion in part satisfaction of the Consideration and the consideration due under the OH Agreement and the SGS Agreement;

“Escrow Account Agent” means Wells Fargo Bank N.A., London Branch;

“Escrow Account” means the interest bearing account held by the Escrow Account Agent with an account name of Crawford and Co UK, an account number 88002026 and sort code 16-56-71 which is to be operated in accordance with the Escrow Agreement;

“Escrow Agreement” means the escrow agreement in the Agreed Form between the Buyer, the Sellers’ Representative and the Escrow Account Agent;

“Ex Gratia Pensions” means the voluntary pensions payable by GAB Robins UK Limited from the date of retirement to one former senior executive and six spouses of former senior executives of the Target Group in recognition of the period of service of certain senior executives prior to implementation of a pension scheme in 1975 which was not covered by any pension provision;

“Exchange Rate” means in respect of a particular currency for a particular date, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published after that date or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in London on such date;

“Facilities Agreement” means the facilities agreement dated 27 March 2013 between, among others, the Company and National Westminster Bank plc acting through its agent The Royal Bank of Scotland plc;

“Finance Documents” means the Facilities Agreement and any other document designated as a finance document in accordance with the Facilities Agreement;

“Former Scheme” means the Robins Davies & Little Group Pension and Life Assurance Scheme which was the subject of a Regulated Apportionment Arrangement entered into on 28 March 2013 relating to the apportionment and compromise of the employer debt in that scheme;

“FSMA” means the Financial Services and Markets Act 2000;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Fundamental Claim” means any claim for a breach of any of the Fundamental Management Warranties;

“Fundamental Management Warranties” means those warranties set out in paragraphs 2.1, 2.2, 2.4, 2.5, 2.6, 2.8, 2.9 and 2.10 of Part 1 of Schedule 3;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority of the same) or any quasi governmental, industry or trade or private body exercising any regulatory or quasi regulatory, taxing, importing or other governmental or quasi governmental power or authority, including securities exchanges, competition authorities and the European Union;

“Guarantee” means the guarantee date 28 March 2013 from RD&L International Holdings Limited, GAB Robins Holdings Limited and GAB Robins UK Limited in favour of Ross Trustees Limited, Paul Brown, Susan Willmott and Gail Watson;

“Hardware” means any and all computer, telecommunications and network equipment, operation user and maintenance manuals, and associated documentation including PCs, servers and tablets, but does not include Software;

“Harm” means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

“Hazardous Substances” means any material, substance or organism which, alone or in combination with others, is capable of causing Harm;

“Health and Safety Laws” means all Laws which are in force and binding at the date of this Agreement and relate to Health and Safety Matters;

“Health and Safety Matters” means all matters relating to the health and safety of any person, including any accidents, injuries, illnesses, diseases and dangerous occurrences or practices;

“HMRC” means Her Majesty’s Revenue & Customs and, in respect of any time before the establishment of Her Majesty’s Revenue & Customs, references to HMRC shall be construed, as the context shall require, to include references to the Inland Revenue and/or Customs and Excise;

“Income Tax Act” means the Income Tax Act 2007;

“Indebtedness” means any bank or third party funding or obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, incurred in respect of (a) money borrowed or raised, (b) any bond, note, loan stock, debenture or similar instrument, (c) obligations upon which interest payments are customarily made, (d) acceptance or documentary credit facilities, (e) foreign exchange options, (f) the deferred purchase price of property or services, (g) rental and periodic payments under finance leases and hire purchase agreements and instalments under title retention or conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned (but excluding for the avoidance of doubt all operating leases and any payment due under any of the Leases) where such payments are not accounted for as an operating cost, (h) payments in the nature of finance charges or repurchase amounts and debt indemnity under factoring and invoice discounting arrangements or under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (i) Disqualified Capital Stock, (j) the net termination obligations under any interest, commodity or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials, calculated as of any date as if such agreement or arrangement were terminated as of such date, (k) indebtedness (i) of any partnership or unincorporated joint venture in which the applicable entity is a general partner or joint venturer to the extent such entity is liable therefor or (ii) secured by any Encumbrance on any property or asset owned or held by such applicable entity regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such entity or is nonrecourse to the credit of such entity, (l) guarantees, indemnities, bonds, standby letters of credit, bankers acceptances or other instruments issued in connection with the performance of contracts and/or in respect of the indebtedness (including any Indebtedness described above) of any other person, (m) all repayment penalties and fees associated with any of the foregoing but excluding operating leases, (subject to paragraph 5.13 of Schedule 9), (n) Ex Gratia Pensions and, (o) dilapidations, claims provision and outstanding Transaction fees; provided that there shall not be any double counting between any guarantee given by any Target Company to guarantee the Indebtedness of another Target Company and the Indebtedness to which the relevant guarantee relates;

“Indemnity Claim” any claim under clause 7 of this Agreement;

“Intellectual Property Rights” means confidential information, patents, trade marks, service marks, logos, get-up, trade names, brand names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and “registered” includes applications for registration;

“IT Contracts” means agreements (including hire purchase contracts or leases), arrangements or licences relating to IT Systems or IT Services;

“IT Services” means all agreements for services relating to any IT System;

“IT Systems” means the Hardware, Software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment which are owned or used by any Target Company;

“KPMG Letter” means the letter from KPMG to HMRC dated 11 November 2014 in the Agreed Form;

“Laws” means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, constitutions, legislation, rules, regulations, secondary legislation, bye-laws, civil law, criminal law and judgments, orders, decrees and decisions of any court, tribunal or other Governmental Entity), codes of practice, guidance notes and similar provisions having the force of law;

“Leases” the lease and any supplemental documents under which each Property is held as detailed in Schedule 8;

“Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent, disputed or otherwise;

“Loan Notes” means each of the £1m secured A loan notes dated 28 March 2013 issued by the Company in favour of the trustees of the Former Scheme, and the £5m secured B loan notes dated 28 March 2013 issued by the Company in favour of the trustees of the Former Scheme;

“Losses” in respect of any matter, event or circumstance includes all demands, claims, actions, proceedings, damages, payments, losses, costs (including legal and other professional costs), expenses or other Liabilities plus any applicable value added or sales tax (including interest and penalties) arising or incurred in connection with such matter, event or circumstance;

“Management Accounts” means the unaudited accounts in the Agreed Form of the Target Group for the period from the Balance Sheet Date to 31 October 2014;

“Material IT Contracts” means the contracts relating to the Claims Processing Systems and any other IT Contracts to which a Target Company is party where the aggregate expenditure of the Target Companies exceeds or is likely to exceed £50,000 in any 12 month period;

“Management Sellers” means those Sellers listed in Part 1 of Schedule 1;

“Net Debt Adjustment” means the amount (if any) by which the Net Debt Amount is greater or less than the Target Net Debt Amount;

“Net Debt Amount” means the amount, as set out in the Net Debt Statement, by which the aggregate Indebtedness of the Target Group is greater (in which case the Net Debt Amount shall be a positive figure) or less (in which case the Net Debt Amount shall be a negative figure) than the sum of the aggregate Cash Balances of the Target Group, in each case as calculated at the Completion Date (not taking into account any repayment of Indebtedness owing to National Westminster Bank plc and the Pension Trustees) and as determined in accordance with the provisions of Schedule 9;

“Net Debt Statement” means the statement as at the Completion Date in the form set out in Part 3 of Schedule 9 which is to be prepared in accordance with the provisions of Parts 1 and 2 of that Schedule;

“Net Working Capital” means the aggregate working capital of the Target Group calculated as at the Completion Date as determined in accordance with the provisions of Schedule 9;

“Net Working Capital Adjustment” means the amount (if any) by which the Net Working Capital is greater or less than the Target Net Working Capital;

“Net Working Capital Statement” means the statement as the Completion Date in the form set out in Part 4 of Schedule 9 which is to be prepared in accordance with the provisions of and on the basis set out in Parts 1 and 2 of that Schedule;

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto;

“OH Agreement” means the agreement to be entered into between the holders of options exercisable over Shares in the Agreed Form;

“Option Holder” means a holder of options over Shares who is party to an OH Agreement;

“Other Seller” means the Seller listed in Part 2 of Schedule 1;

“Parties” means the Parties to this Agreement and “Party” means any of them;

“Pension Trustees” means the trustees of the Robins Davies & Little Group Pension and Life Assurance Scheme;

“Pension Schemes” means the GAB Robins Contributory Pensions Plan provided by Zurich Assurance Limited with scheme number 10004987, and the Ex Gratia Pensions;

“Permit” means an authorisation, certificate, approval, permit, licence, registration or consent issued by a Governmental Entity;

“Properties” means the properties referred to in Schedule 8 and “Property” means any of them;

“Relevant Business” has the meaning set out in clause 9.4(A);

“Relevant Period” has the meaning set out in clause 9.4(B);

“Relief” has the meaning set out in the Tax Covenant;

“Sanctioned Country” means a country or territory that is, or whose government is, the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority;

“Sanctioned Person” means a Person (a) that is, or is owned or controlled by Persons that are, the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority or (b) that is (i) an agency of the government of a Sanctioned Country, (ii) an organisation controlled by a Sanctioned Country or (iii) resident in a Sanctioned Country, to the extent subject to a sanctions program referred to in the definition of “Sanctioned Country”;

“Sellers’ Release of Liabilities” means the deed in the Agreed Form from the Sellers acknowledging that none of the Sellers nor any of their Affiliates has any claim against any Target Company and that there is no agreement or arrangement under which any Target Company has any actual, contingent or prospective obligation to any such person;

“Sellers’ Representative” means Kieran Rigby or such other person as shall have been appointed in accordance with clause 18.4;

“Sellers’ Solicitors” means Memery Crystal LLP of 44 Southampton Buildings, London WC2A 1AP;

“Sellers’ Solicitors’ Account” means Memery Crystal Client Account, Barclays Bank Plc, Professional Practices Team, Level 26, 1 Churchill Place, Canary Wharf, E14 5HP with client account number 80646954, sort code 20 05 75, name Memery Crystal Client Account (GBP) IBAN : GB20 BARC 2005 750 6469 54, SWIFT : BARCGB22;

“Shareholders’ Agreement” means the shareholders agreement between the Sellers dated 28 March 2013;

“SGS” means SGS United Kingdom Limited, a company registered in England and Wales with number 01193985 whose registered office is at Rossmore Business Park, Ellesmere Port, South Wirral, Cheshire, CH65 3EN;

“SGS Agreement” means the agreement to be entered into between the Buyer and SGS United Kingdom Limited in the Agreed Form;

“SGS Letter” means the letter in the form received by the certain of the Target Companies from SGS European Holdings BV on 28 November 2014;

“Shares” means the shares, comprising the entire issued and to be issued share capital of the Company;

“Software” any and all computer programs whether in source or object code form, including all modules, routines and sub-routines thereof and all related source and other preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

“Subsidiaries” means the companies, brief particulars of which are set out in Part 2 of Schedule 2 and “Subsidiary” means any of them;

“Target Companies” or “Target Group” means the Company and the Subsidiaries, “Target Company” means any of them and the expression “relevant Target Company” shall be construed accordingly;

“Target Net Debt Amount” means £9,461,867 which is based on the assumption that all Indebtedness owing to National Westminster Bank Plc and the Pension Trustees remains outstanding on the Completion Date;

“Target Net Working Capital” means £8,043,000;

“taxation” or “tax” has the meaning set out in the Tax Covenant;

“Tax Authority” has the meaning set out in the Tax Covenant;

“Tax Escrow Amount” means £1,040,800 in cash which is to be paid by the Buyer into the Escrow Account on Completion in part satisfaction of the Consideration and the consideration due under the OH Agreement and the SGS Agreement;

“Tax Covenant” means the covenant set out in Schedule 4;

“Tax Warranties” means the warranties set out in Part 2 of Schedule 3;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Territory” has the meaning set out in clause 9.4(C);

“Third Party Provided Claims Processing Systems” means the systems known as “Centaur/McCentaur” and “OperaFLO”;

“Title Claim” means a claim for a breach of any of the Title Warranties;

“Title Warranties” means those warranties set out in paragraph 1 (excluding for these purposes warranties 1.3(C), (D) and (E)) and paragraph 2.3 of Part 1 of Schedule 3;

“Transaction Documents” means this Agreement and the other documents listed in Schedule 7;

“UK GAAP” means generally accepted accounting principles of the United Kingdom, including all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued or adopted by the Accounting Standards Board and the requirements of the Companies Act 1985 and/or the Companies Act 2006 as in effect as at the Balance Sheet Date or, in the case of Schedule 9, as at the Completion Date;

“Warranties” means the warranties set out in Schedule 3; and

“Wives Contracts” means the contracts between, on the one hand, certain Group Companies and, on the other hand: Louise Bentley; Jacqueline Deyong; Nicola Dryburgh; Nicola Lemanski; Sarah Lewis; Catherine Ritchie; Mary Russell Redman; and Jane Marie Tomlinson.

1.2	In this Agreement, unless the context otherwise requires:

(A)	a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, works council or employee representative body (in each case whether or not having separate legal personality);

(B)	references to “this Agreement” shall include the Introduction and Schedules to it, which form part of this Agreement, references to clauses, the Introduction and Schedules are to clauses of and the Introduction and Schedules to this Agreement and references within a Schedule to paragraphs are to paragraphs of that Schedule;

(C)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(D)	words in the singular shall include the plural and vice versa;

(E)	a reference to one gender includes all genders;

(F)	references to times of the day are to London time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight;

(G)	references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which in that jurisdiction most nearly approximates to the English legal term in question;

(H)	references to “£” or “sterling” are references to the lawful currency from time to time of the United Kingdom;

(I)	words and expressions defined in the Companies Act 2006 shall bear the same meanings where used in this Agreement;

(J)	references to an “associate” or a “connected person” in relation to another person, are references to a person who is an associate of or connected with the other person within the meaning of section 448 of the Corporation Tax Act 2010 or section 993 or 994 of the Income Tax Act, as appropriate, as in force on the date of this Agreement;

(K)	except where expressly provided to the contrary, references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate Laws made from time to time under the statute concerned;

(L)	unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a sterling amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement;

(M)	where it is necessary to determine whether a monetary limit or threshold set out in Schedule 5 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Schedule 5;

(N)	a reference to “includes” or “including” will be construed as “includes without limitation” or “including without limitation” (as the case may be);

(O)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(P)	if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day; and

(Q)	references to “writing” or “written” include any modes of reproducing words in a legible and non transitory form but do not include writing on the screen of a visual display unit or other similar device.

1.3	Any statement in the Warranties or in the Disclosure Letter or any other Transaction Document or any replies or information warranted in the Warranties or elsewhere in this Agreement qualified by the expression “to the best of the Management Sellers’ knowledge” or “so far as the Management Sellers are aware” or any similar expression shall mean that the Management Sellers are deemed to have, when making the statement, the knowledge of those Management Sellers and the knowledge the Management Sellers would have had if they had made due and careful inquiry as to the matter which is the subject of the statement of Trevor Light, Tim Hodge and Chris Wright in respect of GAB Robins Aviation Limited and its subsidiary companies and, in respect of the Target Group, Tim Hodge, Gail Watson and Graham Burgess and is deemed to include a representation and warranty by the Management Sellers that such due and careful enquiry has been made.

2.	SALE AND PURCHASE

2.1	The Management Sellers and the Other Seller severally agree to sell to the Buyer the number of shares set out opposite his name in column 3 of Schedule 1 free from all Encumbrances and with Full Title Guarantee, together with the benefit of all rights attaching to them at any time after the Completion Date, including all rights to dividends and other distributions and the Buyer agrees to purchase the same on and subject to the terms of this Agreement. The Management Sellers agree to procure the sale of the entire issued share capital of the Company to the Buyer.

2.2	The Sellers undertake to procure the waiver of all pre-emption and similar rights over the Shares or any of them to which any person may be entitled under the articles of association of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.3	Nothing in this Agreement shall oblige the Buyer to buy any of the Shares or complete this Agreement unless the sale and purchase of all of the Shares is completed at the same time.

3.	CONSIDERATION

3.1	The consideration for the Shares (the “Consideration”) shall be £31,486,271, as adjusted pursuant to clause 3.3.

3.2	Subject as provided below the Consideration shall be paid or satisfied as follows:

(A)	the payment by the Buyer to the Seller’s Solicitors Account at Completion of £27,659,787 in cash;

(B)	the payment by the Buyer to the Company of £294,824 on account of the income tax and employers’ and employee’s national insurance due as a result of the exercise by options by Ian Sutcliffe;

(C)	the payment of 87.40 per cent of the Escrow Amount and 87.40 per cent of the Tax Escrow Amount into the Escrow Account at Completion.

3.3	The Consideration shall be adjusted as follows:

(A)	if the Net Working Capital, as shown in the Net Working Capital Statement, is less than the Target Net Working Capital, the Sellers shall pay to the Buyer in cash an amount equal to 87.40 per cent of the Net Working Capital Adjustment, such payment to be made by electronic transfer in immediately available funds to the account notified by the Buyer to the Sellers’ Representative not less than five Business Days before the Due Date;

(B)	if the Net Working Capital, as shown in the Net Working Capital Statement, is greater than the Target Net Working Capital, the Buyer shall pay to the Sellers in cash an amount equal to the 87.40 per cent of the Net Working Capital Adjustment, such payment to be made by electronic transfer in immediately available funds to the account notified by the Sellers’ Representative to the Buyer no less than five Business Days before the Due Date;

(C)	if the Net Debt Amount, as shown in the Net Debt Statement, is greater than the Target Net Debt Amount, the Sellers shall pay to the Buyer in cash an amount equal to 87.40 per cent of the Net Debt Adjustment, such payment to be made by electronic transfer in immediately available funds to the account notified by the Buyer to the Sellers’ Representative not less than five Business Days before the Due Date; and

(D)	if the Net Debt Amount, as shown in the Net Debt Statement, is less than the Target Net Debt Amount, the Buyer shall pay to the Sellers in cash an amount equal to 87.40 per cent of the Net Debt Adjustment, such payment to be made by electronic transfer in immediately available funds to the account notified by the Sellers’ Representative to the Buyer not less than five Business Days before the Due Date.

3.4	Each Seller shall only be severally liable for the proportion of any amount due from the Sellers, set out by their respective name in column 7 of Parts 1 and 2 of Schedule 1.

3.5	The Consideration shall be deemed to be reduced by an amount equal to the aggregate amount (if any) due by the Sellers to the Buyer under or pursuant to all claims made by the Buyer against the Sellers under the Warranties or the Tax Covenant or clause 7 (Indemnities) or clause 9 (Protective Covenants) or to the extent the Tax Escrow Amount is paid to the Buyer from the Escrow Account.

3.6	Where any payments are to be made pursuant to clause 3.3 on the same date by the Sellers to the Buyer and/or by the Buyer to the Sellers, such payments shall be aggregated and the net amount due from the Buyer to the Sellers (or vice versa) shall be paid. Notwithstanding such aggregation and/or netting of payments, the Sellers and the Buyer undertake to the other that they shall, after the making of such net payment, formally record and allocate each payment required by clause 3.3(A) as a separate transaction.

3.7	Unless otherwise agreed by the Buyer and subject as provided below, the Consideration shall be payable to the Sellers in the amounts provided alongside their respective names in column 4 of Parts 1 and 2 of Schedule 1, with the amount to be paid by each Seller into the Escrow Account set out in column 5 of Parts 1 and 2 of Schedule 1 and the amount to be paid to each Seller on Completion set out in column 6 of Parts 1 and 2 of Schedule 1. Any payments to be made from or to the Sellers pursuant to clauses 3.3 or 3.6, shall be apportioned between the Sellers in the proportions provided alongside their respective names in column 7 of Schedule 1.

3.8	The Sellers hereby confirm that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive documents to be delivered to the Sellers hereunder and/or payment of the Consideration (including any Escrow Amount) on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be an absolute discharge of the Buyer for the payment of such consideration to the Sellers.

4.	REPAYMENT OF INDEBTEDNESS

4.1	On Completion, the Buyer shall advance the sum of £9,535,000 to the Company to enable the Company to repay all Indebtedness owed by it to National Westminster Bank Plc and the Pension Trustees and shall procure that the Company uses such sum to repay the relevant Indebtedness.

4.2	The Buyer’s obligation pursuant to clause 4.1 shall be fulfilled by making the payments set out in paragraphs 2(D) and (E) of Schedule 6.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Buyer’s Solicitors immediately after signature of this Agreement.

5.2	Completion shall take place in accordance with Schedule 6 and the Buyer shall and the Management Sellers shall procure that the Sellers shall perform all of the obligations at Completion which the provisions of Schedule 6 require the Sellers and the Buyers to perform.

5.3	The Tax Covenant will come into full force and effect at Completion.

6.	WARRANTIES

6.1	The Management Sellers warrant to the Buyer that each Warranty (other than Title Warranties) is true, accurate and not misleading and acknowledge that the Buyer is entering into this Agreement in reliance on such Warranties.

6.2	Each Seller severally warrants to the Buyer in respect of himself/itself that the Title Warranties are true, accurate and not misleading and acknowledge that the Buyer is entering into this Agreement in reliance on the Title Warranties.

6.3	The Warranties (other than the Title Warranties) are given subject to those matters Disclosed. The Title Warranties shall not be qualified by any matter which has been Disclosed. The Fundamental Warranties are given subject only to those matters Disclosed specifically against the relevant Fundamental Warranties in the Disclosure Letter.

6.4	Each of the Warranties is given independently from and shall not be limited by reference to any of the others of them nor anything else contained in the Transaction Documents (save for any matters Disclosed in a Transaction Document).

6.5	Each Seller irrevocably waives all rights and claims which it may have against any Target Company or any of its officers or employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Seller to enable it to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by it under or pursuant to any of the Transaction Documents.

7.	INDEMNITIES

In addition and without prejudice to the Warranties and the Tax Covenant, the Management Sellers undertake to the Buyer to pay to the Buyer , an amount equal to the amount necessary fully to indemnify and keep fully indemnified with effect from Completion the Buyer, the relevant Target Company and each of them, against any and all Losses they have incurred or may after the date of this Agreement incur, directly or indirectly, by reason of any Liabilities in respect of any existing or historic pension or similar scheme and any direct or indirect liabilities relating thereto including for the avoidance of doubt any Liabilities in respect of the Former Scheme and/or the Ex Gratia Pensions.

8.	LIMITATIONS

8.1	The liability of the Management Sellers for Claims and (to the extent expressly provided in Schedule 5) other claims under this Agreement (excluding for these purposes any Title Claim) shall be subject to the provisions of Schedule 5.

8.2	None of the limitations in this clause 8 or Schedule 5 shall apply to any Claim or other claim under this Agreement which arises (or to the extent that it is increased) as a consequence of the fraud of or fraudulent misrepresentation or wilful non-disclosure on the part of any Seller or any of its Affiliates.

8.3	None of the limitations in this clause 8 or Schedule 5 shall apply to any Title Claim or any Fundamental Claim.

9.	PROTECTIVE COVENANTS

9.1	The provisions of this clause 9 are entered into with the intention of assuring to the Buyer and each of its Affiliates and each Target Company the full benefit and value of the goodwill and know how and connections of the Target Companies and as a constituent part of the Agreement for the sale and purchase of the Shares and the consideration for them is included in the Consideration. Accordingly, each Seller agrees that the restrictions in this clause 9 are reasonable and necessary for the protection of the legitimate interests of the Buyer and do not operate harshly on the Sellers.

9.2	The Management Sellers severally undertake to and covenant with the Buyer, each of its Affiliates, each Target Company and each buyer, assignee and shareholder mentioned in clause 9.6 that they will not and that they will procure that none of their Affiliates will, whether for their own account, or jointly with or on behalf of or as a shareholder in any other person, whether directly or indirectly, during the Relevant Period:

(A)	be engaged, concerned or interested in or associated within the Territory with any business which is the same as or similar to or in direct or indirect competition with any Relevant Business; and/or

(B)	within the Territory and in competition with any Target Company carry on or be engaged, concerned or interested in the sale of goods or provision of services, of a kind supplied by any Target Company in connection with its Relevant Business, to any person which was, at any time within the period of 12 months preceding the Completion Date, a client or customer of any Target Company; and/or

(C)	endeavour to procure the supply of goods or services from any person who is now or was during the 12 months preceding the Completion Date a supplier of goods or services in connection with any Relevant Business to any Target Company where such supply may have an adverse effect on or cause loss to any Target Company; and/or

(D)	solicit, interfere with or endeavour to entice away from any Target Company any person who is now or was, during the 12 months preceding the Completion Date, a client, customer, correspondent, agent of such Target Company nor enter into a partnership or any association, whether directly or indirectly, with any such person except in relation to matters not directly or indirectly connected to the Relevant Business in the Territory; and/or

(E)	solicit, interfere with or endeavour to entice away from any Target Company or offer to employ or engage under a contract for services or enter into partnership with any person who is now or was, during the 12 months preceding the Completion Date, an officer or employee of, or full time consultant to, such Target Company; and/or

(F)	knowingly do or say anything which is or is calculated to be prejudicial to the interests of any Target Company or its business or which results or may result in the discontinuance of any contract or arrangement of benefit to any such Target Company, but so that nothing in this clause 9.2 shall prohibit the Management Sellers from holding (for investment purposes only), directly or indirectly, not more than five per cent. of the shares of a public company listed or dealt in on a recognised investment exchange (as defined in section 285 of the FSMA).

9.3	The Management Sellers undertake to and with the Buyer, each of its Affiliates, each Target Company and each buyer, assignee and shareholder mentioned in clause 9.6 that they will not, whether for their own account or jointly with or on behalf of or as a shareholder in any other person and shall procure that none of their Affiliates shall, whether directly or indirectly:

(A)	take away, make use of or disclose to any person (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets in its possession not in the public sphere (except as a result of breach of this Agreement) and which in any way relate to the business or other affairs of any Target Company or to any manufacturers, suppliers, customers, clients, agents or any other person who has, or who has had, any dealings with any Target Company; and/or

(B)	make use of the names “GAB Robins”, “GAB”, “Meridian”, “BRICS”, “SPECS”, “ALSC”, “GAB Robins Aviation”, “Weathereye”, or any corporate or business name which is identical or similar to, or is likely to be confused with, the corporate name or any trade or business name of any Target Company or which might suggest a connection with the same.

9.4	For the purposes of this clause 9:

(A)	the expression the “Relevant Business” shall mean any business conducted by any Target Company on the Completion Date or at any time during the 12 month period ending on the Completion Date including without limitation loss adjusting and claims handling;

(B)	the expression the “Relevant Period” shall mean the period of two years commencing on the Completion Date; and

(C)	the expression the “Territory” means the UK, USA and each other territory in which the Target Group has carried on or conducted business during the period of 12 months ended on the date of this Agreement.

9.5	Each of the undertakings and covenants contained in the separate paragraphs of clauses 9.2 and 9.3 is and shall be a separate undertaking and covenant by the Management Sellers.

9.6	The benefit of the covenants and undertakings given in this clause 9 shall be assignable by the Buyer to and become enforceable by any buyer or assignee or other holder from time to time of any of the Shares or of any of the shares of any of the Subsidiaries or of all or any part of the Relevant Business.

9.7	If any restrictions in this clause 9 shall be found to be invalid or unenforceable but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

10.	ESCROW AMOUNT AND SET OFF

10.1	The Buyer shall be entitled to the extent set out in this clause 10 to have recourse to the Claims Amount to obtain payment of any amounts due to it or any of its Affiliates under any Relevant Claims which have been finally decided.

10.2	On the second anniversary of the date of this Agreement (the “Expiry Date”):

(A)	if there is no Relevant Claim outstanding, the Claims Amount shall be released to the Sellers; or

(B)	if any Relevant Claim remains outstanding, there shall be retained from the Claims Amount in the Escrow Account an amount either agreed by the Buyer and the Sellers’ Representative or, if the Buyer and the Sellers’ Representative do not agree, an amount equal to the amount (if any) which Legal Counsel opines pursuant to a Counsel’s Opinion (as defined below) is reasonably likely to be recoverable by the Buyer under such Claim (plus Legal Counsel’s estimate of the anticipated costs of recovery) and the balance of the Claims Amount (if any) shall be released to the Sellers. If there is a Relevant Claim outstanding at the Expiry Date in respect of which Counsel’s Opinion has not been obtained prior to the Expiry Date, then the Purchaser’s reasonable estimate of the amount of the Relevant Claim shall be retained until Counsel’s Opinion has been obtained and once Counsel’s Opinion has been obtained, his estimation of the quantum of the Relevant Claim shall be retained in the Escrow Account and the balance shall be paid to the Sellers.

10.3	If it is finally decided, whether before, on or after the Expiry Date, that a Seller or a seller under the SGS Agreement or under each OH Agreement is liable in whole or in part in respect of a Relevant Claim, the Parties shall procure the release to the Buyer from the Claims Amount within the Escrow Account of the amount due to the Buyer or its Affiliates under the Relevant Claim (to the extent sufficient) by way of satisfaction pro tanto (or to the extent sufficient) of the liability of that Seller under the Relevant Claim.

10.4	If a Relevant Claim remains outstanding as at the Expiry Date, if at any time after the Expiry Date it shall be finally decided that the Sellers are not liable in whole or in part in respect of a Relevant Claim or if a Relevant Claim shall have been withdrawn, then to the extent that the Sellers are not so liable or that the claim has been withdrawn, the Parties shall procure the release to the Sellers of the relevant Claims Amount retained in the Escrow Account in respect of that Relevant Claim.

10.5	Any payment to the Sellers pursuant to this clause 10 shall be paid in the proportions set out in column 8 of Parts 1 and 2 of Schedule 1, with 1.943 per cent being paid to SGS in accordance with the SGS Agreement and 10.656 per cent being paid to the Option Holders in accordance with the provisions of the OH Agreement. Any retention from the Escrow Account in accordance with this clause 10 shall be made in the proportions set out in column 8 of Parts 1 and Parts 2 of Schedule 1 with 1.943 per cent being refunded from SGS in accordance with the terms of the SGS Agreement and 10.656 per cent being refunded from the Option Holders in accordance with the provisions of the OH Agreement.

10.6	For the purposes of this clause 10:

(A)	“Relevant Claim” shall mean any claim by the Buyer or any of its Affiliates under this Agreement or the OH Agreement or the SGS Agreement which has been notified by the Buyer to the Sellers’ Representative, together with details of the amount alleged to be due in respect of it, before the Expiry Date and which has not previously been withdrawn or paid or satisfied by or on behalf of the relevant Seller;

(B)	“Counsel’s Opinion” shall mean a written opinion of legal counsel appointed in accordance with clause 10.7, qualified at the bar in England and Wales with at least seven years’ standing (“Legal Counsel”) specifying in his opinion, that the Relevant Claim has a reasonable prospect of success and if so, the amount which is a reasonable estimate of the likely damages and costs which may be recoverable if such Relevant Claim is successful;

(C)	a Relevant Claim shall be deemed to have been “withdrawn” if legal proceedings in respect of it shall not have been commenced by being both issued and served on the Sellers’ Representative on or before the expiry of nine months from the date on which the claim is notified to the Sellers’ Representative;

(D)	a Relevant Claim shall be deemed to be “finally decided” if either:

1)	so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the relevant Seller or the Buyer (as the case may be) do not appeal within any applicable time limits; or

2)	the relevant Seller and the Buyer shall so agree in writing.

10.7	If there is a Relevant Claim outstanding as at the Expiry Date, Legal Counsel shall be appointed by the Buyer (with the consent of the Sellers’ Representative in relation to the identity of that Legal Counsel, such consent not unreasonably to be withheld or delayed) upon at least ten Business Days’ notice in writing being given to the Sellers’ Representative by the Buyer. To the extent that the Parties cannot agree on a choice of Legal Counsel, within 10 Business Days of the Buyer’s receipt of such notice, the Sellers’ Representative may request that the Legal Counsel is appointed by the President of the Bar Council of England and Wales. The instructions to Legal Counsel shall be prepared solely by the Buyer. The costs of Legal Counsel shall be borne by the Buyer.

10.8	The Sellers and the Buyer shall procure that such joint instruction (in the form set out in the Escrow Agreement) as may be required to give full effect to the provisions of this clause 10 is duly executed and delivered to the Sellers’ Solicitors and the Buyer’s Solicitors.

10.9	If the Buyer or any of its Affiliates has any bona fide claim against a Seller under the terms of this Agreement or any of the other Transaction Documents, then (unless there is deposited with it as security cash or other assets acceptable to the Buyer for the full amount of such claim or claims), the Buyer shall be entitled to apply all or any of the amounts which may be due to the Sellers or any of them pursuant to this Agreement in recouping any amount due in respect of such claim (provided such claim is finally decided) and any amount so applied shall pro tanto satisfy the liability concerned.

10.10	The provisions of this clause 10 shall be without prejudice to any other rights the Buyer and/or the Affiliate in question may have in respect of the claim(s) concerned.

10.11	The Buyer agrees that in respect of any amount properly due to it or any of its Affiliates under a Relevant Claim, it shall first seek to recover the same from the Claims Amount in the Escrow Account in accordance with the terms of this Agreement and to the extent such Claims Amount is insufficient it can then pursue any alternative recourse available to it.

11.	TAX ESCROW AMOUNT

11.1	87.40% of the Tax Escrow Amount shall be released to the Sellers five Business Days after:

(A)	the Sellers’ Representative and the Buyer so agree in writing; or

(B)	it has been finally determined that the Tax treatment in respect of the multi-employer pension scheme contributions is in accordance with the analysis set out in the KPMG Letter.

11.2	In the event that it is finally determined that the Tax treatment in respect of the multi-employer pension scheme contributions is, in part but not in whole, in accordance with the analysis set out in the KPMG Letter so that only some (and not all) of the relevant contributions are deductible for UK tax purposes (or would have been had the relevant Target Company had sufficient profits) (the “Deductible Contributions”), then five Business Days after such final determination, 87.40 per cent of the proportion of the Tax Escrow Amount calculated by multiplying the Tax Escrow Amount by A/B (where A is the amount of the Deductible Contributions and B is the total amount of contributions described in the KPMG Letter) shall be released to the Sellers and 87.40 per cent of the remainder shall be released to the Buyer.

11.3	In the event that it is finally determined that the Tax treatment in respect of the multi-employer pension scheme contributions is not in accordance with the analysis set out in the KPMG letter, and clause 11.2 does not apply, then five Business Days after such final determination the Tax Escrow Amount shall be released to the Buyer.

11.4	For the purposes of this clause 11, the relevant Tax treatment shall be deemed to be finally determined on the earliest of the following events:

(A)	the Sellers’ Representative and the Buyer agree, acting reasonably, that:

1)	HMRC is in agreement with the analysis of the multi-employer pension scheme contributions set out in the KPMG Letter so that clause 11.1 applies; or

2)	clauses 11.2 or 11.3 apply (subject to either party appealing or disputing such decision where, in the case of an appeal by the Sellers’ Representative, clause 11.5 shall apply); or

(B)	in respect of the KPMG Letter, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provisions corresponding to that section is made; or

(C)	a decision of a court or tribunal is given in respect of the KPMG Letter of the analysis of the multi-employer pension scheme contributions from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

11.5	The conduct provisions set out in paragraph 6 of Schedule 4 to this Agreement shall apply to both:

(A)	the conduct of any dispute or correspondence with HMRC relating to the Tax treatment of the multi-employer pension scheme contributions and the words “Tax Claim” in paragraph 6 of Schedule 4 shall for these purposes be deemed to include any dispute or correspondence pursuant to the terms of this clause 11; and

(B)	the resolution of any dispute or differences between the Sellers and the Buyer arising out of or in connection with this clause 11 shall be resolved in accordance with the provisions of sub-paragraph 6.5 of Schedule 4.

12.	FURTHER ASSURANCE

12.1	Each Seller shall and shall procure that each of their Affiliates shall for no additional consideration or payment do, execute and deliver any such further acts, documents and things as the Buyer may reasonably require to vest in the Buyer (or as it shall direct) the beneficial ownership of the Shares free from all Encumbrances and to vest the benefit of this Agreement.

12.2	Each Seller irrevocably and unconditionally appoints the Buyer with effect on and from Completion (but subject to Completion taking place) as its attorney with full powers of substitution in its name and for it and on its behalf (and to the complete exclusion of any rights any Seller may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time in the future attach to the Shares and to transfer and deal with such Shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things as the Buyer shall from time to time think fit in all respects as if the Buyer were the absolute legal and beneficial owner of the Shares. The power of attorney granted in this clause 12.2 is given by way of security for the due performance by each Seller of its obligations under this Agreement.

12.3	Each Seller shall and shall procure that each of their Affiliates shall for no additional consideration or payment execute and deliver such documents, deeds and things as the Buyer may reasonably require after Completion to vest in the Company, or such other Target Company as the Buyer shall direct for no additional consideration, ownership and title and all rights of each Seller and their Affiliates in respect of all inventions and Intellectual Property Rights owned by or vested in it and which relate to products of the Target Group or any manufacturing process used or intended at Completion to be used by the Target Group in its business.

12.4	The Management Sellers will use reasonable endeavours to procure that the Wives Contracts are terminated in a form acceptable to the Buyer within six months from the date of this Agreement but it is agreed that the Management Sellers will, in respect of their obligations under this clause 12.4, have no liability, costs or expenses in relation to or arising from any such termination or attempted termination or in connection with dealing with the same.

13.	ASSIGNMENT

13.1	No Seller shall assign, transfer, charge or otherwise deal with any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, without the prior written consent of the Buyer.

13.2	The Buyer may at any time assign, transfer, charge, declare or create on trust or other interest over or deal in any other manner with this Agreement or any of its rights or obligations under it to any other company which is for the time being a member of the Buyer’s Group (provided that the Buyer shall procure that any such assignee shall reassign such rights to the Buyer in the event of and prior to such assignee ceasing to be a member of the Buyer’s Group), to any person to whom it transfers the Shares or to any lender to the Buyer’s Group, or any agent of such lender.

13.3	If the Buyer shall have assigned, transferred, charged held on trust or otherwise dealt with the benefit of this Agreement, in whole or in part, then the liability of the Sellers under this Agreement shall not exceed that (if any) which they would have had had no such assignment, transfer, charge, declaration of trust or dealing taken place.

13.4	Subject to clause 13.3, any permitted assignee of rights and benefits under this Agreement (including rights or benefits in respect of the Warranties) may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Buyer and may recover under it as if it had acquired the Shares for the Consideration and upon the other terms of this Agreement and had as a result sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer and any subsequent holder of such Shares, including itself, as if they were all one entity which had retained the ownership of such Shares throughout.

13.5	Subject to clause 13.3, this Agreement will be binding on and enure for the benefit of the successors and permitted assigns of the Parties.

14.	ANNOUNCEMENTS

14.1	Save in respect of statutory returns or matters required to be disclosed by Law or to the New York Stock Exchange or to any other regulatory body to which the Buyer or any member of the Buyer’s Group is subject or to any other Governmental Entity, no Party shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement by the Sellers’ Representative (in the case of a statement or announcement by the Buyer) or by the Buyer (in the case of a statement or announcement by any Seller).

14.2	No Party will release any announcement or despatch any circular or other public document relating to any of the Transaction Documents unless and until the form and content of such announcement or circular or other public document have been submitted to, and agreed by, the Sellers’ Representatives (in the case of an announcement, circular or document to be released by the Buyer) or the Buyer (in the case of an announcement, circular or document to be released by the Sellers).

14.3	Nothing in clause 14.2 will prohibit the Buyer or any member of the Buyer’s Group from making any announcement or despatching any circular or other public document as required by Law or the rules of the New York Stock Exchange or by any other regulatory body or any other Governmental Entity to which the Buyer or any member of the Buyer’s Group is subject. Nothing in clause 12.2 will prohibit any Party from making an announcement to its employees, customers, clients or suppliers, in which case, the announcement will only be released or after consultation with the Sellers’ Representative or the Buyer (as the case may be) and after taking into account the reasonable requirements of the other Party as to the content of such announcement.

15.	CONFIDENTIALITY

15.1	Each Party will treat and will procure that each of its Affiliates will treat as strictly confidential all information received or obtained by it as a result of entering into or performing its obligations under this Agreement or any of the other Transaction Documents which relates to:

(A)	the provisions or the subject matter of this Agreement or any of the other Transaction Documents or any document referred to in any of them; or

(B)	the negotiations relating to this Agreement or any of the other Transaction Documents or any document referred to in any of them.

15.2	Notwithstanding clause 15.1, any Party may disclose information which would otherwise be confidential under the provisions of clause 15.1 if and to the extent that:

(A)	the information is already in the public domain (other than as a result of a breach by that Party of its obligations under this clause 15 or otherwise);

(B)	the disclosure is required for the purposes of stamping, by the Law of any relevant jurisdiction or for the purpose of any judicial proceedings or quasi-judicial proceedings;

(C)	the disclosure is required by or for the purposes of any filing or registration by a member of the Buyer’s Group with any Governmental Entity to which any Party is subject or submits, wherever situated and whether or not the requirement for information has the force of law;

(D)	the information is disclosed on a strictly confidential, need-to-know basis to the employees, professional advisers, auditors and lenders (including their respective professional advisors) of such Party;

(E)	the Sellers’ Representative has given its prior written approval to the disclosure (in the case of disclosure by the Buyer) or the Buyer has given such prior written approval (in the case of disclosure by any of the Sellers), as the case may be, provided that any such information disclosed pursuant to clauses 15.2(B) or 15.2(C) will be disclosed only after notice to the Buyer or the Sellers’ Representative (as the case may be), as the case may be, unless such prior notification is prohibited by Law.

13.3	In addition to the permitted disclosures referred to in clause 13.2, and notwithstanding clause 13.1, the Buyer shall be permitted to disclose information to its Affiliates which would otherwise be confidential provided that the Buyer will remain liable to the Sellers for any breach of this clause 13 by any such Affiliates.

16.	NOTICES

16.1	Without prejudice to any other method available for the giving of notice or to any acknowledgement by any Party that it has received the same, any notice or other communication to be given under this Agreement shall be in writing and shall be delivered or sent to:

(A)	in the case of the Sellers:

The Sellers’ Representative

Address:	80B Brookwood Road, Southfields SW18 5BY

Fax:	0870 242 5147

Email:	Krigby1@live.co.uk

Attention:	Kieran Rigby

Paul Brown

Address:	95 Seal Hollow Road, Sevenoaks, Kent TN13 3SA

Fax:	0870 242 5147

Email:	paul_brown@dsl.pipex.com

Mike Jones

Address:	6 Prices Court, Cotton Row, London SW11 3YR

Fax:	0870 242 5147

Email:	jones.mandt@btinternet.com

with a copy to:
Memery Crystal LLP
44 Southampton Buildings
London WC2A 1AP

Fax:	020 7242 0735

Email:	atitmas@memerycrystal.com

Attention: Andrew Titmas

(B)	in the case of the Buyer:

Crawford & Company Adjusters (UK) Limited

Address:	New London House, 6 London Street, London EC3R 7LP

Attention:	Head of Legal & Chief Administrative Office, EMEA AP

Email:	chris.pinney@crawco.co.uk

with a copy to:
General Counsel
Crawford & Company
1001 Summit Blvd
Atlanta, GA 30319
USA

or in the case of any Party, such other address, fax number or email address as may be notified from time to time by the Sellers’ Representative to the Buyer or by the Buyer to the Sellers’ Representative in accordance with this clause 16.

16.2	Any notice shall be valid if delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) or email and:

(A)	if delivered by hand or sent by legible facsimile transmission shall conclusively be deemed to have been given or served at the time of despatch if sent or delivered on a Business Day or (if not sent or so delivered) on the next following Business Day;

(B)	if sent by post in the manner described above shall conclusively be deemed to have been received on the second Business Day after the posting of the same (or on the third Business Day if sent to or from an address outside the United Kingdom); and

(C)	if sent by email shall conclusively be deemed to have been received at the time of sending if sent during normal business hours on a Business Day or (if not sent) on the next following Business Day.

17.	ENTIRE AGREEMENT

17.1	The Parties confirm that this Agreement, together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect to such subject matter. For the avoidance of doubt, the confidentiality letter from IMAS Corporate Finance LLP to the directors of the Buyer, dated 14 July 2014 and countersigned by the Buyer on 15 July 2014, and the Memorandum of Understanding between the Management Sellers and Crawford & Company dated 8 September 2014 are hereby terminated and shall be of no further force or effect.

17.2	Each Party confirms on behalf of itself and its Affiliates that:

(A)	in entering into this Agreement it has not relied on any representation, warranty, assurance covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement or the documents in the Agreed Form.

(B)	subject to clause 17.3 below, the only rights or remedies in relation to any warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or with any of the documents in the Agreed Form are those pursuant to this Agreement or such document in the Agreed Form, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence but save for the tort of deceit) or for misrepresentation (whether negligent or otherwise and whether made prior to, and/or in this Agreement).

17.3	This clause 17 shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation, fraudulent misstatement or the tort of deceit.

18.	SELLERS’ REPRESENTATIVE

18.1	Any consent or agreement or direction or waiver given or made by the Sellers’ Representative for the purposes of this Agreement or any of the other Transaction Documents shall be binding upon all of the Sellers.

18.2	Delivery of any document or payment required to be made to the Sellers or any of them may be made to the Sellers’ Representative. The Sellers’ Representatives’ receipt for such delivery or payment shall be an absolute discharge of the person making the same who shall not be concerned as to its application.

18.3	The Sellers shall procure that the Sellers’ Representative shall duly comply with the obligations of the Sellers’ Representative contained in this Agreement or any of the other Transaction Documents.

18.4	The Sellers may from time to time by notice executed by each of them and delivered to the Buyer in accordance with clause 16, appoint any Seller to be the Sellers’ Representative in place of the person who was the Sellers’ Representative immediately before the delivery of that notice.

18.5	The Sellers unconditionally and irrevocably confirm that Kieran Rigby is authorised to enter into the Escrow Agreement and to perform all actions thereunder in accordance with its terms and the provisions of clauses 10 and 11 of this Agreement.

19.	GENERAL

19.1	Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to clause 19.6, no amendment or variation of the terms of this Agreement will be effective unless it is made or confirmed in a written document signed by the Buyer and the Sellers’ Representative.

19.2	The obligations and liabilities of a Party shall not be prejudiced, released or affected by any time, forbearance, indulgence, release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this clause 19.2) would operate to prejudice, release or affect any such obligations except an express written release by all the Parties to whom the relevant obligations and liabilities are owed or due.

19.3	Any liability of a Party (“Party A”) or any Affiliate of Party A to any other Party (“Party B”) or any Affiliate of Party B and/or any right of Party B under this Agreement may, in whole or in part, be released, compounded or compromised, or time or indulgence may be given in respect of it, without in any way prejudicing or affecting Party B’s rights against Party A or any Affiliate of Party A in respect of any other liability under this Agreement.

19.4	Any release, delay or waiver by any Party in favour of another of any (or any part of any of) its rights under this Agreement will only be binding if it is given in writing. Any binding release, delay or waiver will:

(A)	be confined to the specific circumstances in which it is given; and

(B)	not affect any other enforcement of the same right or the enforcement of any other right by or against any of the Parties.

19.5	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until all the Parties have executed at least one counterpart. All the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

19.6	Without limitation to clause 9.7, in the event that any provision of this Agreement is void or unenforceable by reason of any provision of applicable Law, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it will be deleted and the remaining provisions of this Agreement will continue in full force and effect and if necessary, be so amended as is necessary to give effect to the spirit of this Agreement so far as possible.

19.7	The Warranties shall not be extinguished or affected in any way by Completion and this Agreement (other than obligations which have already been fully performed) will continue in full force and effect after Completion.

19.8	If any sum due for payment under or in accordance with this Agreement is not paid on the Due Date, the Party in default shall pay Default Interest on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

19.9	Except where expressly provided to the contrary, the rights and remedies reserved to any Party under any provision of this Agreement or any of the other Transaction Documents shall be in addition and without prejudice to any other rights or remedies available to such Party by Law or otherwise.

19.10	In relation to the Contracts (Rights of Third Parties) Act 1999:

(A)	where any term of this Agreement (including clause 14.1 in respect of Crawford & Company and clause 6.5 (claims against third parties in respect of Warranties), clause 7 (Indemnities), clauses 9.2 and 9.3 (protective covenants) and clause 13.4 (rights of assignees)) is expressed to be made in favour of or is capable of applying for the benefit of a member of the Buyer’s Group or of the Target Group or any officer or employee of any such member, or of a buyer or assignee or other holder of the Shares or the shares in any Subsidiary, such person shall be entitled, with the prior written consent of the Buyer, to enforce that term in accordance with that Act but may not assign the benefit of their rights under it;

(B)	save as described in clause 19.10(A), the Parties do not intend that any term of this Agreement is enforceable under that Act by a person who is not a Party; and

(C)	the consent of any person who is not a Party shall not be required for the amendment, variation, rescission or termination of this Agreement.

19.11	The receipt by any Party of any amount due to any of that Party’s Affiliates under this Agreement and any of the other Transaction Documents shall be a valid discharge to the Party making the payment which shall not be required to enquire into the application of that payment by the Party receiving it.

19.12	Each Party shall pay its own costs and expenses in connection with the preparation and carrying into effect of this Agreement and the other Transaction Documents.

19.13	The obligations and liabilities of the Sellers assumed or undertaken under or pursuant to this Agreement and any of the other documents shall be joint and several unless otherwise stated.

20.	GOVERNING LAW

20.1	This Agreement, and any claim, dispute or difference concerning and any matter arising from it, will be governed by and construed in accordance with English law.

20.2	Each Party irrevocably agrees that the Courts of England will have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising from it.

20.3	Each Party agrees that, without preventing any other mode of service, any document in an action (including a claim form or any other document to be served under the Civil Procedure Rules) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 16 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Party in advance in accordance with clause 16 of any change from time to time of the details of such address.

SCHEDULE 1

The Sellers

Part 1

The Management Sellers

1. Names	2. Address	3. Number of Shares	4. Amount of Consideration £	5. Amount payable into the Escrow Account £	6. Amount payable on Completion £		7. Proportion of Completion Accounts Adjustment %	8. Proportion of escrow payment %	9. Proportion of Claim payable by Management Sellers %
Kieran Rigby		2465 Ordinary Shares	7,297,684	841,084	6,456,601		23.816	20.815	46.54

Michael Jones		1400 Ordinary Shares	4,144,729	477,695	3,667,035		13.526	11.822	26.44

Paul Brown		767 Ordinary Shares	2,270,720	261,708	2,009,011		7.410	6.477	14.48

Ian Sutcliffe		444 Ordinary Shares	1.314,471	151,497	1,162,974	[1]	4.289	3.75	8.38

Kenneth West		220 Ordinary Shares	686,508	75,066	611,411		2.126	1.858	4.15

[1]	Will be subject to a deduction of £296,397 for Income Tax, Employees and Employer National Insurance contribution

Part 2

The Other Seller

1. Names	2. Address	3. Number of Shares	4. Amount of Consideration £	5. Amount payable into the Escrow Account £	6. Amount payable on Completion £	7. Proportion of Completion Accounts Adjustment %	8. Proportion of escrow payment %
Trustees of the Robins Davies & Little Group Pension and Life Assurance Scheme	20-20 Trustees Limited, Albion Wharf, Albion Street, Manchester, M1 5LN	3300 Ordinary A Shares	15,772,159	1,724,609	14,047,549	48.833	42.68

SCHEDULE 2

The Target Companies

Part 1

The Company

1.	Date of incorporation:	5 November 1998

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	03662363

4.	Previous names:	BTB Nominees No. 3 Limited

5.	Authorised share capital (if applicable):	Not applicable

6.	Issued share capital:	6,700 ordinary shares of one pence each and 3,300 ordinary A shares of one pence each, all fully paid or credited as fully paid

7.	Directors:	Paul James Brown; Michael David Jones; Kieran Rigby; Kenneth Reginald West

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	The Company has two outstanding mortgages

Date of charge:	Date of registration:	Property charged:	Sums secured:	Chargee

27 March 2013	6 April 2013	All assets	Monies due under the Finance Documents	National Westminster Bank PLC

28 March 2013	6 April 2013	All assets	Monies due under the Loan Notes and/or the Guarantee	Ross Trustees Limited (as trustee of the Robins Davies Little Group Pension And Life Assurance Scheme), Paul Brown, Susan Willmott and Gail Watson

Part 2

The Subsidiaries

A.	R. D & L. International Holdings Limited

1.	Date of incorporation:	13 August 1987

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	02154654

4.	Previous names:	Thornstress Limited,

5.	Issued share capital:	£12 divided into 12 ordinary shares of £1 each, all fully paid or credited as fully paid

6.	Shareholder:	The Company

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	R. D & L. International Holdings Limited has two outstanding mortgages

Date of charge:	Date of registration:	Property charged:	Sums secured:	Chargee

27 March 2013	6 April 2013	All assets	Monies due under the Finance Documents	National Westminster Bank PLC

28 March 2013	6 April 2013	All assets	Monies due under the Loan Notes and/or the Guarantee	Ross Trustees Limited (as trustee of the Robins Davies Little Group Pension And Life Assurance Scheme), Paul Brown, Susan Willmott and Gail Watson

B.	Robins Central Ltd

1.	Date of incorporation:	3 January 1968

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	00925449

4.	Previous names:	Robins Midlands Limited; Robins Davies & Little (Midlands) Limited; R.D. & L. Finance Limited

5.	Issued share capital:	£5 divided into 100 ordinary shares of 20 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins UK Ltd

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

C.	Robins McTear Ltd

1.	Date of incorporation:	26 October 1984

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	01858795

4.	Previous names:	Finchship Limited

5.	Issued share capital:	£100 divided into 2000 ordinary shares of 5 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins UK Ltd

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

D.	Robins West Limited

1.	Date of incorporation:	12 December 1974

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	01193537

4.	Previous names:	Robins Davies & Little (West) Limited; Robins Davies & Ware Limited

5.	Issued share capital:	£100 divided into 2000 ordinary shares of 5 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins UK Ltd

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

E.	GAB Robins (Regulated Business) Limited

1.	Date of incorporation:	31 March 1967

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	00902328

4.	Previous names:	Robins South Ltd; Robins Southern Limited; Robins Davies & Little (Southern) Limited

5.	Issued share capital:	£100 divided into 2000 ordinary shares of 5 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins UK Ltd

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

F.	GAB Robins Aviation Limited

1.	Date of incorporation:	28 November 1989

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	02447229

4.	Previous names:	Robins Aviation Limited; Robins Davies Aviation Limited; Ideanext Limited

5.	Issued share capital:	£220,000 divided into 129,800 class A shares of £1 each, 79,200 class B shares of £1 each and 11,000 class C shares of £1 each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins Holdings Ltd (129,000 class A shares) AXA Corporate Solutions Assurance (79,200 class B shares) Trevor Light (11,000 class C shares)

7.	Directors:	Michael David Jones, Trevor Light, Kieran Rigby, Corinne Southarewsky

8.	Secretary:	Christopher Wright

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

G.	GAB Robins Holdings Limited

1.	Date of incorporation:	8 December 1959

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	00643980

4.	Previous names:	Robins Holdings Limited; R.D. & L (Holdings) Limited; ; Robins Davies and Little Limited

5.	Issued share capital:	£83,191 divided into 1,163,820 ordinary shares of 5 pence each and 25,000 7% cumulative preference shares of £1 each, all fully paid or credited as fully paid

6.	Shareholder:	R.D. & L International Holdings Ltd (ordinary shares and preference shares)

7.	Directors:	Michael David Jones, Kieran Rigby

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	GAB Robins Holdings Limited has two outstanding mortgages

Date of charge:	Date of registration:	Property charged:	Sums secured:	Chargee

27 March 2013	6 April 2013	All assets	Monies due under the Finance Documents	National Westminster Bank PLC

28 March 2013	6 April 2013	All assets	Monies due under the Loan Notes and/or the Guarantee	Ross Trustees Limited (as trustee of the Robins Davies Little Group Pension And Life Assurance Scheme), Paul Brown, Susan Willmott and Gail Watson

H.	GAB Robins London International Limited

1.	Date of incorporation:	25 March 1977

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	01304990

4.	Previous names:	Robins London International Limited; Robins Davies (London International) Limited; Robins Davies & Little International Limited

5.	Issued share capital:	£180,100 divided into 180,100 class A shares ordinary shares of 50 pence each and 180,100 class B shares ordinary shares of 50 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins Holdings Ltd (class A shares and class B shares)

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

I.	Meridian Global Claims Limited

1.	Date of incorporation:	31 March 1967

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	00902327

4.	Previous names:	Robins Davies & Little Limited

5.	Issued share capital:	£100 divided into 2000 shares of 20 pence each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins UK Ltd

7.	Directors:	Paul James Brown

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	None.

J.	GAB Robins UK Limited

1.	Date of incorporation:	25 March 1977

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	01304989

4.	Previous names:	R.D. & L. (U.K.) Holdings Limited Robins Davies & Little (UK) Ltd.

5.	Issued share capital:	£6,250,120 divided into 6,250,120 shares of £1 each, all fully paid or credited as fully paid

6.	Shareholder:	GAB Robins Holdings Ltd

7.	Directors:	Paul James Brown, Michael David Jones, Kieran Rigby, Ian Sutcliffe, Kenneth Reginald West

8.	Secretary:	Paul James Brown

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PriceWaterhouse Coopers LLP

12.	Charges outstanding:	GAB Robins UK Ltd has four outstanding mortgages

Date of charge:	Date of registration:	Property charged:	Sums secured:	Chargee

9 November 2006	28 November 2006	£1,500.00	£1,500.00	Blackshaw Holdings Limited

30 November 2010	18 December 2010	All assets	All monies	National Westminster Bank PLC

27 March 2013	6 April 2013	All assets	Monies due under the Finance Documents	National Westminster Bank PLC

28 March 2013	6 April 2013	All assets	Monies due under the Loan Notes and/or the Guarantee	Ross Trustees Limited (as trustee of the Robins Davies Little Group Pension And Life Assurance Scheme), Paul Brown, Susan Willmott and Gail Watson

K.	GAB Robins Aviation ApS

1.	Date of incorporation:	1 November 2007

2.	Jurisdiction of incorporation:	Denmark

3.	Registered number:	30989635

4.	Previous names:	ApS KBUS 17 nr6135

5.	Issued share capital:	DKK 125,000 denominated in shares of DKK 1,000

6.	Shareholders:	GAB Robins Aviation Limited

7.	Directors:	Finn Rasmussen

8.	Secretary:	None

9.	Registered office:	Sluseholmen 2-4

2450 Kobenhavn

Denmark

10.	Accounting reference date:	31 December

11.	Accountants:	Grant Thornton

L.	GAB Robins Aviation Pte

1.	Date of incorporation:	5 December 2007

2.	Jurisdiction of incorporation:	Singapore

3.	Registered number:	200722516D

4.	Previous names:	None

5.	Issued share capital:	S$1.00 represented by 1 ordinary share of $1.00

6.	Shareholders:	GAB Robins Aviation Limited

7.	Directors:	Christopher Wright, Kieran Lawrence Rigby, Lee Hong Ken

8.	Secretary:	Lee Hong Ken

9.	Registered office:	10 Hoe Chiang Road #06-02 Keppel Towers Singapore 089315

10.	Accounting reference date:	31 December

11.	Accountants:	S Lim & Co

M.	Aviation Light Services Corporation

1.	Date of incorporation:	11 September 2008

2.	Jurisdiction of incorporation:	United States

3.	Registered number:	27-0488646

4.	Previous names:	None

5.	Issued share capital:	100 shares of $0.01 totalling $1.00 US Dollars

6.	Shareholders:	GAB Robins Aviation Limited

7.	Directors:	Trevor Light

8.	Secretary:	Nicholas Stratta

9.	Registered office:	160 Greentree Drive, Suite 101 City of Dover, Kent, Delaware 19904, USA

10.	Accounting reference date:	31 December

11.	Accountants:	Montgomery Coscia Grielich LLP

N.	GAB Robins UK Trustees Limited

1.	Date of incorporation:	26 February 2009

2.	Jurisdiction of incorporation:	United Kingdom

3.	Registered number:	06831304

4.	Previous names:	None

5.	Issued share capital:	£2 divided into 2 ordinary shares of £1 each

6.	Shareholder:	The Company

7.	Directors:	Michael David Jones, Kieran Rigby

8.	Secretary:	Michael David Jones

9.	Registered office:	35 Great St Helens, London, EC3A 6HB

10.	Accounting reference date:	31 December

11.	Accountants:	PricewaterhouseCoopers LLP

12.	Charges outstanding:	None.

SCHEDULE 3

Warranties

Part 1

General Warranties

1.	The Sellers

1.1	The Seller (not being an individual) is duly incorporated, in existence and duly registered and/or in good standing under the Laws of England and Wales.

1.2	The Seller has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to be entered into by it/him pursuant to this Agreement, and the provisions of this Agreement and each of those other Transaction Documents will, when executed, constitute valid and binding obligations on that Seller, in accordance with their respective terms.

1.3	The execution and delivery of, and the performance by the Seller of its/his obligations under this Agreement and each of the other Transaction Documents to which it/he is party, and the execution, delivery and performance by each Target Company of each Transaction Document to which it is a party, will not:

(A)	result (in the case of a corporate Seller) in a breach of any provision of its memorandum, articles of association, bye laws, any similar constitutional document, order or judgment that applies to or binds it or any of its assets;

(B)	result in a breach of any Law to which it is a party or by which it is bound;

(C)	give any Governmental Entity the right to revoke, withdraw, suspend, cancel or terminate any Permit held by any Target Company;

(D)	contravene, conflict with or result in a violation or breach of or default under or the acceleration or cancellation of any material obligation under, or give rise to a right by any person to terminate, cancel, modify or amend, any contract to which any Target Company is a party or by which any Target Company or its properties or assets are bound; or

(E)	result in the imposition, creation or crystallisation of any Encumbrance upon or with respect to any properly owned, leased or used by any Target Company.

1.4	All Permits and filings with any Governmental Entity and all agreements of any other person which are necessary for the Seller or any of its/his Affiliates to obtain in order to enter into and perform their obligations under this Agreement and each of the other Transaction Documents to which it/he is a party in accordance with their respective terms have been unconditionally obtained in writing.

1.5	There are no:

(A)	judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting the Seller or any of its/his Affiliates;

(B)	law suits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any of its/his Affiliates; or

(C)	investigations by any Governmental Entity which are pending or threatened against the Seller or any of its/his Affiliates,

and which, in any such case, will have an adverse effect on the ability of the Seller concerned or its/his Affiliate to execute and deliver, or perform, its obligations under this Agreement or any of the other Transaction Documents to which it/he is a party.

1.6	The Seller is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.

2.	The Shares and the Target Companies

2.1	Each Target Company is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the Laws of its jurisdiction of incorporation and has full power and authority under its memorandum and articles of association, or certificate of incorporation or equivalent constitutional documents in its jurisdiction of incorporation to conduct its business and to own, lease and operate its assets and properties.

2.2	All the Shares and all of the shares in each of the Subsidiaries are duly authorised, validly issued fully paid or properly credited (under the applicable Laws in the jurisdiction of incorporation, of the relevant Target Company) as fully paid.

2.3	The Seller is the sole legal and beneficial owner, free from all Encumbrances, of the Shares set opposite his/its name at Schedule 1 and, without limitation to paragraph 1.2 of this Schedule, has the full right, power and authority to sell and transfer all of those Shares free from all Encumbrances and otherwise with Full Title Guarantee to the Buyer pursuant to this Agreement.

2.4	The Company (or the Target Company so specified in Schedule 2) is the sole legal and beneficial owner, free from all Encumbrances, of every share in the capital of every Subsidiary.

2.5	No agreement or arrangement (other than this Agreement) exists pursuant to which any person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in any Target Company (including by way of option or under any right of conversion or pre-emption). There are no voting agreements, proxies or other agreements or understandings with respect to the voting of any of the Shares.

2.6	The Shares constitute the whole of the issued and allotted share capital of the Company.

2.7	Each Target Company is duly licensed and qualified to do business and is in good standing (to the extent such concept is recognised) in each jurisdiction where the nature of its business or the ownership of its properties, including any of the Properties, requires it to be so qualified.

2.8	The information in respect of the Company set out in Schedule 1 is true, complete and accurate.

2.9	The information in respect of the Company and each of the Subsidiaries set out in Schedule 2 is true, complete and accurate.

2.10	Save for the Subsidiaries, no Target Company has any subsidiaries or subsidiary undertakings.

3.	Constitution

3.1	The Management Sellers have Disclosed a true and complete copy of the memorandum, articles of association, bye laws or any similar constitutional document of each Target Company and such copy has embodied in it or annexed to it a copy of every such resolution or agreement as is referred to in section 29 of the Companies Act 2006.

3.2	The statutory registers of each Target Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	No Target Company nor any class of its members has since the Balance Sheet Date passed any shareholder resolution (other than shareholder resolutions relating to business at Annual General Meetings which was not special business).

4.	Solvency

4.1	No order has been made and no resolution has been passed for the winding up of any Target Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

4.2	No administration order has been made and no petition for such an order has been presented in respect of any Target Company.

4.3	No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of any Target Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

4.4	No Target Company is, nor has admitted itself to be, unable to pay its debts as they fall due, nor has it failed to pay its debts when due, nor is it otherwise liable to be found unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

4.5	No statutory demand has been served on any Target Company which has not been paid in full or been withdrawn.

4.6	No Target Company has at any time been party to any transaction defrauding creditors as defined in section 423 of the Insolvency Act 1986.

4.7	No loan capital, borrowings or interest is overdue for payment by any Target Company and no other material obligation or indebtedness of any Target Company is overdue for performance or payment.

4.8	No creditor of any Target Company has taken legal proceedings or issued letters before action to enforce any debt or other sum owed by that Target Company.

4.9	No unsatisfied judgment is outstanding against any Target Company.

4.10	No Target Company has suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

4.11	No event analogous to any of those described in paragraphs 4.1 to 4.10 has occurred in or outside England.

5.	Financial Matters

5.1	The Accounts:

(A)	comply with the requirements of the Companies Act 2006;

(B)	have been prepared under the historical cost convention and in accordance with UK GAAP or, in the case of any Subsidiary incorporated otherwise than under the Laws of England and Wales, the requirements of all legislation governing or relating to the preparation of its accounts;

(C)	are true and accurate and show a true and fair view of the state of affairs of the Target Group and each Target Company as at the Balance Sheet Date and of its results for the accounting reference period ended on that date;

(D)	have been prepared on bases and policies of accounting consistent with those adopted in preparing the accounts of the Target Group for the previous three financial years from the date of this Agreement (the “Past Accounts”) and make full and proper provision for (or, if appropriate, disclose by way of note) all assets and Liabilities and all capital and financial commitments of the Target Group and each Target Company as at or on the Balance Sheet Date;

(E)	make proper provision for depreciation in accordance with UK GAAP, having regard to the condition and age of the fixed assets included in the same;

(F)	include any non-recoverable work in progress at an appropriate written down value; and

(G)	make proper provision for tax and deferred tax in accordance with UK GAAP.

5.2	The profits shown in the Accounts have not to a material extent been affected (except as Disclosed in those accounts) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low.

5.3	All proper and necessary books of account, ledgers and financial records have in all material respects been properly and accurately kept and completed by each Target Company and accurately present and reflect the assets and Liabilities of that Target Company and all transactions to which it is or has been a party.

5.4	None of the books of account, ledgers, registers, records, systems, controls, data or other information of any Target Company is recorded or stored, maintained, operated or otherwise dependent upon or held by any means (whether electronic, mechanical, computerised or otherwise) which (including all means of access to them) are not under the exclusive ownership and direct control of that Target Company.

5.5	The Company has devised and maintained systems of internal accounting controls with respect to the Target Group sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorisation, (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with UK GAAP consistently applied and to maintain proper accountability for items, (C) access to their property and assets is permitted only in accordance with management’s general or specific authorisation and (D) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.6	Since the Balance Sheet Date:

(A)	the business of each Target Company has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no material adverse change in the financial position or trading or prospects of the Target Group and each Target Company;

(B)	there has been no material reduction in the aggregate value of the net assets of the Target Group and each Target Company as shown in the Accounts;

(C)	no Target Company has made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of its business and on arm’s length terms;

(D)	no Target Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than in the ordinary course of business;

(E)	no dividend or distribution (whether in cash, stock or in kind) of capital or income has been declared made or paid by or in respect of any share capital or assets of any Target Company;

(F)	each Target Company has paid its creditors within the times agreed with them and there has been no change in the manner or timing of the invoicing or debt collection of any Target Company;

(G)	no Target Company has offered or agreed to offer price reductions, discounts or rebates on the sale of goods or services;

(H)	the business of the Target Group and each Target Company has not been materially and adversely affected by the loss of or any reduction in business or supplies from any important customer(s) or clients or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent; and

(I)	no material customer or client or supplier of the Target Group has indicated to the Target Group its intention to materially reduce the volume of its business with the Target Group or to materially vary the terms on which it does business with the Target Group, whether as a consequence of the sale of the shares or otherwise.

5.7	The Management Accounts have been prepared on a basis which is broadly consistent with that upon which the Accounts were prepared and fairly present the financial and trading position of the Target Group and each Target Company as at the date of the Management Accounts and the profits or losses of the Target Group for the period commencing on the Balance Sheet Date to 31 October 2014 and are not affected by any unusual exceptional or extraordinary items.

5.8	No Target Company has any Liabilities except those provided for in the Accounts or Management Accounts or incurred in the normal course of business since the Accounts Date.

5.9	No Target Company has commenced negotiations or entered into a composition, compromise, assignment or similar arrangement with any of its creditors with a view to rescheduling or restructuring any of its indebtedness.

5.10	No Target Company has had a moratorium declared in respect of any of its indebtedness.

6.	Financial Commitments and Borrowings

6.1	The Management Sellers have Disclosed:

(A)	a true, complete and accurate summary of the Indebtedness of the Target Group;

(B)	true, complete and accurate details of all loan and revolving credit or overdraft or factoring or invoice discounting or other like facilities of each Target Company and copies of all material documents relating to each such facility;

(C)	full particulars of all the bank accounts of each Target Company and of the bank mandates applicable to them.

6.2	There is no Indebtedness of any Target Company which is overdue for payment or discharge by more than three months

6.3	No event has occurred which has resulted or could result in any present or future Indebtedness of any Target Company becoming due or capable of being declared due and payable prior to its date of maturity and no event has occurred which is or would with the giving of notice or the passing of time or otherwise be an event upon which a Target Company’s bank facilities or other borrowings or any of them have or could become immediately repayable or any security granted by or over any property or assets of any Target Company becoming enforceable.

6.4	No Target Company is or has agreed to become bound by any guarantee or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee, indemnity, suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of any Target Company.

6.5	Save for the security set out in paragraph 12 of Schedule 6, no Target Company has created nor has it agreed to create and nor is there subsisting any Encumbrance over all or any of its property, assets, undertaking, goodwill, reserves or share capital.

6.6	No Target Company has exceeded any borrowing limit imposed upon it by its bankers or other lenders or by its memorandum, articles of association, bye laws or any other similar constitutional documents (or otherwise) or has entered into any commitment or arrangement which might cause it to exceed any such borrowing limit.

6.7	No Target Company owes any debts other than debts which have arisen in the ordinary course of business.

6.8	No Target Company is nor has been engaged in any arrangements which are not properly shown or reflected in the Accounts and which involve the raising of finance under which that Target Company is or may become liable to repay Indebtedness.

6.9	No investment or other grants or allowance and or loans or financial aid of any kind has been applied for or received or is receivable by any Target Company from any Governmental Entity and nothing has been done or agreed as a result of which any such grant, allowance, loan or financial aid which has been Disclosed is or may be liable to be refused refunded or clawed back in whole or in part.

7.	Contracts

7.1	All contracts that are material to any Target Company have been Disclosed.

7.2	No Target Company is party to nor liable in respect of and none of the assets or property owned or used by any Target Company is affected by:

(A)	any contract, covenant, commitment or arrangement:

(1)	which is not terminable by the relevant Target Company without compensation by six months notice or less or which is unlikely to be fully performed within three months from the date of this Agreement;

(2)	made otherwise than in the ordinary and usual course of the business of the relevant Target Company as now carried on;

(3)	in respect of which, so far as the Management Sellers are aware, any party to the contract has not performed and complied with any of its material obligations;

(4)	which is not entirely of an arm’s length nature;

(5)	which in any way restricts the freedom of the relevant Target Company to deal with or realise its assets or any of them and/or carry on its business or any part of it in any part of the world in such a manner as it thinks fit; or

(6)	which is or is liable to be terminated or altered by another party as a result of any change in the control of management or shareholders of the relevant Target Company;

(B)	any partnership, joint venture, consortium, trade association or society or any related agreement or arrangement;

(C)	any offer or tender or the like given or made by the relevant Target Company which is still outstanding and capable of giving rise to a contract merely by the unilateral act of a third party;

(D)	any confidentiality or non-disclosure agreement which has been entered into within the five years preceding the date of this Agreement; or

(E)	any agreement or obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.

7.3	Copies of the present standard conditions of trading and of any past conditions entered into within the five years preceding the date of this Agreement, under which each Target Company (whether as buyer or seller or otherwise) has or may have any material liability or material contingent liability are included in the Data Room, and within the five years preceding the date of this Agreement no Target Company has given any guarantee or warranty or made any representation in respect of any goods or services sold or supplied by it save under any such standard conditions of trading or as implied by Law.

7.4	None of the products promoted or sold or otherwise supplied by or through any Target Company have at any time infringed any applicable statutes, regulations, orders or other provisions of Law or have given rise, or could reasonably be expected to give rise, to any product liability on the part of any Target Company whether under the Consumer Protection Act 1987 or otherwise.

7.5	During the period covered by the Accounts not more than 10 per cent. of any description of goods or services supplied to or by the Target Group and each Target Company were supplied by or to any one person or group of connected persons.

7.6	So far as the Management Sellers are aware, the terms of all unsigned contracts that are Disclosed reflect the terms that are in full force and effect between the relevant Target Company and the respective counterparties.

7.7	No major customer or client has confirmed that it intends to terminate its contractual arrangements with the Target Group.

8.	Assets

8.1	Save for disposals in the ordinary course of business, the assets (other than client cash) included in the Accounts or acquired by any Target Company since the Balance Sheet Date, and all other assets used or employed by any Target Company, are the absolute property of the relevant Target Company free from any bill of sale, retention of title arrangement or other Encumbrance and none of them are the subject of any leasing, hiring, hire purchase, assignment, factoring or other similar agreement or arrangement, nor any agreement or arrangement for payment on deferred terms. All such assets are in the possession or under the control of the relevant Target Company.

8.2	Each Target Company is in possession of up-to-date registers showing a proper record of all plant, machinery, office equipment and vehicles owned or used by it and the plant, machinery office equipment, vehicles and other moveable assets used by the Target Company:

(A)	are in good repair, regularly maintained and fully serviceable;

(B)	comply, so far as the Management Sellers are aware, with all applicable material legal requirements or restrictions;

(C)	are duly licensed where necessary; and

(D)	all of the same are suitable for the purposes for which they are used.

8.3	Each Target Company is only owed money as original creditor and is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

8.4	So far as the Management Sellers are aware, in the five years prior to the date of this Agreement, no Target Company has ever been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 inclusive and 339 to 344 inclusive of the Insolvency Act 1986.

8.5	No amount included in the Accounts as owing to any Target Company at the Balance Sheet Date has realised an amount less than the value for which it was included in the Accounts.

8.6	No amounts are presently owing to any Target Company as a result of any loan or advance made by any Target Company prior to the date of this Agreement (otherwise than as a result of giving credit in the normal course of business) and no Target Company has agreed to make any such loan or advance.

8.7	The Target Companies own or have the right to use all of the property and assets including without limitation all intellectual property which is used in connection with the operation of the Target Group’s business.

9.	The Properties

9.1	A Target Company is the beneficial and legal owner in exclusive possession and occupation of the estate or interest in each Property specified in Schedule 8 (excluding Exeter which is sublet and Middlesbrough which is vacant) and save as specified in Schedule 8, no Target Company has granted, or agreed to grant, any right of occupation in respect of the Properties to any third party.

9.2	The information in respect of each of the Properties set out in Schedule 8 is true, complete and accurate, and so far as the Management Sellers are aware the written replies to CPSE 1 (Version 3.4) dated 4 November 2014 relating to the Properties and so far as the Management Sellers are aware the additional replies given by the Seller’s Solicitors by electronic mail on 27 November 2014 (at 15:18) and 28 November 2014 (at 21:00) are true, complete and accurate in all respects.

9.3	The financial information contained in the Property Register disclosed in the Data Room is true, complete and accurate and the figures referred to are annual amounts exclusive of VAT.

9.4	All rents insurance, interest, service charges and other sums payable under the terms of the Leases in respect of the Properties due and owing by a Target Company have been paid to date and none are outstanding beyond its due date.

9.5	There are no rent reviews in the course of being determined pursuant to the Leases.

9.6	Save for the Properties, no Target Company owns, occupies or otherwise uses or has any interest in any land or buildings (whether of freehold, leasehold or other tenure) nor any rights or obligations to acquire any such interest, and so far as the Management Sellers are aware no Target Company has any liability (existing or contingent) in respect of any such land or building previously owned, occupied or otherwise used by it or in which it had any interest within the 5 years preceding the date of this Agreement.

9.7	All outgoings in respect of the Properties due and owing by a Target Company have been paid and none are outstanding beyond its due date.

9.8	No notice of any alleged breach by a Target Company of any covenants, restrictions, stipulations and other encumbrances affecting the Properties has been received by a Target Company within the 5 years preceding the date of this Agreement.

9.9	No notice of any alleged breach by a Target Company of any planning permissions, orders and regulations issued under such legislation, and of any building regulations, consents and byelaws for the time being in force affecting the Properties has been received by a Target Company within the 5 years preceding the date of this Agreement.

9.10	So far as the Management Sellers are aware, no notice of any alleged breach by a Target Company of any applicable statutory and bye-law requirements and any regulations, rules and delegated legislation relating to the Properties and their current use set out in Schedule 8 has been received by a Target Company within the 5 years preceding the date of this Agreement.

9.11	No notice alleging breach of the covenants in any Lease has been received by a Target Company within the 5 years preceding the date of this Agreement.

9.12	No compulsory purchase notices, orders or resolutions affecting any of the Properties have been received by a Target Company within the 5 years preceding the date of this Agreement.

9.13	So far as the Management Sellers are aware none of the Properties have materially flooded within the 5 years preceding the date of this Agreement.

9.14	So far as the Management Sellers are aware save for the deeds and documents in the Data Room, within the 5 years preceding the date of this Agreement, no other deeds of variation, or formal side letters have been entered in to by a Target Company in respect of the Leases and no licences for alterations, consents to work or licences to assign or assignments have been entered in to by a Target Company in respect of the Leases.

9.15	So far as the Management Sellers are aware no Target Company has paid or received any demand for payment in respect of chancel repairing liability within the 5 years preceding the date of this Agreement.

9.16	So far as the Management Sellers are aware there is no outstanding stamp duty land tax payments in respect of any of the Leases arising within the 5 years preceding the date of this Agreement.

9.17	The properties in the USA which the Target Group occupies are set out at Disclosure Document XV.R.13. The terms of the leases in respect of those properties are in the Data Room at section XV.R and those terms have not been varied save that one renewal in respect of the property at St Louis is due to be entered into and that renewal is at Disclosure Document XV.R.14.

10.	Environmental

10.1	Each Target Company has complied and is complying in all respects with all Environmental Laws and all recommendations, requests or demands from any Governmental Entity in relation to Environmental Matters, and so far as the Management Sellers are aware, there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws.

10.2	No Target Company, nor any of its officers or employees, has incurred or become subject to any civil or criminal liability in relation to any matters referred to in paragraph 10.1 of this Schedule and the Management Sellers are not aware of any matters or circumstances which might give rise to any such liability, including any current, pending or threatened Court or administrative proceedings.

10.3	No Target Company has been the subject of any enquiry, investigation, inspection, claim, prosecution, litigation, arbitration, dispute resolution proceedings or other proceeding under any Environmental Laws other than merely routine inspections, and, so far as the Management Sellers are aware, no such matters are pending, threatened or proposed; and so far as the Management Sellers are aware there are no facts or circumstances which may lead to any such enquiries, investigations, inspections, claims, prosecutions or other proceedings.

10.4	No Target Company has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any Governmental Entity with regard to any breach of Environmental Laws.

11.	Health and Safety

11.1	Each Target Company has complied and is complying in all material respects with all Health and Safety Laws and all recommendations, requests or demands from any Governmental Entity in relation to Health and Safety Matters and, so far as the Management Sellers are aware, there are no facts or circumstances which will lead to any breach of or liability under any Health and Safety Laws which would have an adverse effect on the business of the Target Group.

11.2	No Target Company nor any of its directors, officers or employees has incurred or become subject to any civil or criminal liability in relation to any matters referred to in paragraph 11.1 of this Schedule and the Management Sellers are not aware of any matters or circumstances which might give rise to any such liability including any current, pending or threatened court or administrative proceedings.

11.3	The Buyer has been supplied with true and complete copies of all reports, surveys, investigations, assessments, audits, health and safety policy statements, records of accidents, illnesses and reportable diseases, assessments of substances hazardous to health or data in the relevant Target Company’s possession or under its control relating to the application of Health and Safety Laws to the Target Companies or its business or the Properties.

11.4	No Target Company has been the subject of any investigation, inspection claim, prosecution, litigation, arbitration, dispute resolution proceedings or other proceeding under any Health and Safety Laws other than merely routine inspections, and to the best of the Management Sellers’ knowledge, no such matters are pending, threatened or proposed and there are no facts or circumstances which may lead to any such investigations, inspections, claims, prosecutions or other proceedings.

11.5	No Target Company has received any enforcement, prohibition, stop, improvement or any other notice from any Governmental Entity with regard to any breach of Health and Safety Law.

11.6	No Target Company has given or received any warranties or indemnities in respect of (or has otherwise attempted to apportion) any liabilities, duties or obligations that arise under any Health and Safety Law.

11.7	So far as the Management Sellers are aware, there is no asbestos and there are no asbestos-containing or any other deleterious materials at, on or under any of the Properties and there are no outstanding costs or expenses, for which any Target Company is liable, associated with the surveying, labelling, encasement, treatment, removal or disposal of any such materials.

12.	Intellectual Property

12.1	Full particulars of all registered and material unregistered Intellectual Property Rights) (excluding confidential information) owned by any Target Company or used by any Target Company in connection with its business have been Disclosed, and with the exception of Intellectual Property Rights owned by third parties, and all such Intellectual Property Rights are in the sole beneficial ownership of a Target Company and, to the extent capable of registration, registered in the name of the relevant Target Company as sole proprietor, and all fees and renewal fees payable in respect of such registrations have been paid to date and when due.

12.2	All of the registered and material unregistered Intellectual Property Rights (excluding confidential information) owned or used by each Target Company (with the exception of Intellectual Property Rights owned by any third parties) are valid and enforceable and, so far as the Management Sellers are aware, none of them are being, and nothing has been done or omitted to be done whereby any of them might be, used, claimed, opposed or attacked by any other person. No Target Company is party to any agreement or arrangement for the licensing or the use, provision or acquisition of any Intellectual Property Rights or which prohibits or restricts the ability of any Target Company to disclose or use any such Intellectual Property Rights.

12.3	Each Target Company owns or has a valid license to use all Intellectual Property Rights it requires for the operations of any of its business or the use of any of its assets.

12.4	The Target Group has up-to-date and accurate written or electronic records of all material Intellectual Property Rights owned or used by any Target Company.

12.5	Each Target Company is entitled to carry on the businesses now carried on by it in the manner in which it is now carried on and, so far as the Management Sellers are aware, neither the manner of such business nor the operations of any Target Company infringes or is likely to infringe or conflict with any Intellectual Property Rights of any other person or will or may give rise to a liability on any Target Company to make payment of any royalty or other compensation pursuant to any applicable Law or otherwise.

12.6	No person has outstanding any claim against any Target Company based on such person’s Intellectual Property Rights and, so far as the Management Sellers are aware, there are no grounds to anticipate that there will be any such claim.

12.7	So far as the Management Sellers are aware, no Target Company’s Intellectual Property Rights are being nor have been infringed by any person, nor are there any circumstances likely to result in such infringement.

12.8	Within the period of three years prior to the date of this Agreement, no Target Company has disclosed or permitted to be disclosed, or undertaken or arranged to disclose, to any person any of its know-how, secrets, confidential information, technical processes or lists of customers or clients or suppliers.

12.9	So far as the Management Sellers are aware, there has been no breach of any confidentiality obligations owed by any person to the Target Group.

12.10	The Target Group is entitled to use all confidential information or know-how in its possession and, so far as the Management Sellers are aware, there are no restrictions on any use of such confidential information or know-how.

12.11	Except for the name “GAB Robins”, “GAB”, “Meridian”, “BRICS”, “SPECS”, “ALSC”, “GAB Robins Aviation” and “Weathereye”, no Target Company uses any name other than its corporate name for any purpose.

13.	IT Systems

13.1	A complete copy of all Material IT Contracts have been Disclosed together with all other IT Contracts necessary for the day to day operation of the business of any Target Company have been Disclosed.

13.2	Each of the IT Contracts referred to in paragraph 13.1, is in full force and effect and, so far as the Management Sellers are aware, is not the subject of any breach or default and is not subject to termination or any negative change as a result of the transactions envisaged by this Agreement.

13.3	All Hardware used by a Target Company is owned by or leased to a Target Company. All Hardware used by a Target Company is in good working order, all PCs and tablets are no more than three years old and all servers, storage and network hardware are no more than five years old.

13.4	Each Target Company owns free from all Encumbrances or is licensed to use all IT Systems used by it in the operation of its business.

13.5	No IT System is dependent upon any facilities or services not under the exclusive ownership and control of a Target Company or provided under an IT Contract. All of the IT Systems are used exclusively by the Target Companies.

13.6	There are no plans to replace or upgrade any material part of the IT Systems within the period of 12 months from the date of this Agreement.

13.7	The IT Systems are appropriate for each Target Company’s business, function in accordance with all applicable specifications, are subject to a valid maintenance agreement which will provide maintenance services for at least a further 12 months and, so far as the Management Sellers are aware, have been regularly and properly maintained in accordance with such agreements.

13.8	Disaster recovery plans are in place and adequate to ensure that the IT Systems can be replaced in the event of failure of the IT Systems or any part of them and the IT systems are properly protected by appropriate security, firewall and anti-virus protection hardware and/or software.

13.9	There are, and in the past four years there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data which have had (or are having) a material adverse effect on the use of such systems by the Target Company.

13.10	A Target Company has in its possession and control a version of the source code for all the Software comprised in the IT Systems sufficient to enable a reasonably skilled person to understand and maintain the relevant Software or appropriate escrow arrangements are in place to ensure that, in the event of the insolvency of the owner of any of such Software or of any provider of maintenance for the same, a Target Company will be able to obtain access to the source code to such Software and be permitted to maintain or procure a third party to maintain such Software.

13.11	The Target Companies own all Claims Processing Systems and no part of any such system is licensed from any third party.

13.12	The agreements for the use of the Third Party Provided Claims Processing Systems as at Completion have been Disclosed and neither such agreements nor any Material Contracts are liable to be terminated or altered by another party as a result of any change in the control of management or shareholders of the relevant Target Company.

13.13	The only current agreement between any Target Company and The Danwood Group Ltd is the agreement dated 21 November 2011 and the agreements dated 1 June 2005 and 1 June 2006 are no longer in force.

13.14	All domain names owned or used by the Target Group have been Disclosed. Such domain names are registered in the name of a Target Company and the registration of such domain names are validly registered and do not require renewal before the Completion Date or within the six months following the Completion Date.

14.	Data Protection

14.1	Each Target Company which is subject to the Data Protection Legislation has complied fully with and has made all registrations and notifications required by the Data Protection Legislation.

14.2	No Target Company has received any enforcement or other notice from the Information Commissioner (or its predecessors) or any other authority in respect of, or any notice from any data subject or other third party alleging non-compliance with, any of the Data Protection Legislation.

14.3	Each Target Company which is subject to the Data Protection Legislation has obtained all consents necessary to enable it to carry on its business as carried on at Completion in accordance with all Data Protection Legislation.

15.	Regulatory Matters

15.1

All Permits (including Environmental Consents and licences under the consumer credit Laws) necessary to enable each Target Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used have been obtained by the relevant Target Company and the relevant Target Company has complied with all conditions attaching to such Permits. A true, complete and accurate copy of each such Permit is attached to the Disclosure Letter and all such Permits are in full force and effect and have been fully complied with by the relevant Target Company and the Management Sellers are not aware of any circumstances indicating that any of them is likely to be suspended, cancelled, revoked, varied or not renewed in the ordinary course.

15.2	No Target Company has any branch outside England or any permanent establishment outside the United Kingdom.

15.3	No Target Company carries on or purports to carry on in the United Kingdom any regulated activity within the meaning of the FSMA.

15.4	Within the five years preceding the date of this Agreement, no Target Company has been a party to any agreement, practice or arrangement nor has it engaged in any market conduct which infringes, has infringed or may infringe Articles 101 or 102 of the Treaty on the Functioning of the European Union or the Chapter I or Chapter II Prohibition of the Competition Act 1998 or any other competition Laws in the countries in which it carries out business.

15.5	Within the five years preceding the date of this Agreement, no Target Company has ever been the subject of any enquiry, investigation, inquiry or complaint by, or the threat of the same from, any Governmental Entity, including the European Commission and the Competition and Markets Authority (or, before 1st April 2014, the Office of Fair Trading).

15.6	Within the five years preceding the date of this Agreement, no Target Company has ever had cause to make a complaint to the European Commission, the Competition and Markets Authority (or, before 1st April 2014, the Office of Fair Trading) or any other Governmental Entity nor has any Target Company issued or threatened to issue proceedings in respect of any alleged European or UK competition law infringement.

15.7	Within the five years preceding the date of this Agreement, no Target Company has ever been engaged in or threatened with legal proceedings for any breach or alleged breach of EU or national competition Laws or taken steps to compromise any such action or threatened action.

15.8	Within the five years preceding the date of this Agreement, none of the practices of any Target Company is or has been the subject of, or susceptible to or affected by, any investigation, reference, report or order made by, and no Target Company has received any process notice or communication (formal or informal) from, the Competition and Markets Authority (or, before 1st April 2014, the Office of Fair Trading or the Competition Commission), Trading Standards Institute, the Secretary of State, European Commission or any other authority of any country having jurisdiction in anti-trust matters or in respect of international trade sanctions or anti-corruption Laws or practices, and no undertaking has been given by any Target Company to any such body or authority.

15.9	No Target Company (A) is a Sanctioned Person, (B) has assets in Sanctioned Countries, or (C) derives any operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The Target Companies, where applicable to it, are in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 and any other similar applicable anti-terrorism Laws of any other jurisdiction.

15.10	No Target Company, nor, so far as the Management Sellers are aware, any person for whom it is or could be vicariously responsible, has committed any breach of or failed to perform or observe any provision of its memorandum or articles of association, bye laws or any similar constitutional document or, in connection with the business of the Target Group of any legislation or other Law in any part of the world, or any covenant, agreement, or the terms or conditions of any Permit or any other consent or licence or any judgment or order of a Court or other competent tribunal or authority by which the relevant Target Company is bound or to which it is a Party or which affects any of its assets.

15.11	No Target Company is or has been engaged in procedures leading to the award of a contract which contravenes the requirements of any applicable Law in any part of the EU concerning public procurement.

15.12	No Target Company is or has been in receipt of any aid which would be construed as falling with Article 107(1) of the Treaty on the Functioning of the European Union and is not and has not been subject to any actual, pending or threatened investigation, complaint, action or decision in relation to the receipt or alleged receipt by it of any aid or alleged aid.

15.13	Each Target Company has complied with the provisions of the Companies Act 1985 and the Companies Act 2006 or the equivalent Law in the country of its incorporation and, so far as the Management Sellers are aware, all returns, particulars, resolutions and other documents required under any Law to be delivered on behalf of the company to the registrar of companies or to any other Governmental Entity have been properly made and delivered within the requisite time limits.

16.	Litigation

No Target Company, nor, so far as the Management Sellers are aware, any person for whose acts or defaults any Target Company may be vicariously liable, is subject to any outstanding order or decree of any court or tribunal and no such person is engaged or proposing to engage in or the subject of any litigation, arbitration, investigation, prosecution or other tribunal or legal proceedings or any claims or actions. So far as the Management Sellers are aware, no such litigation, arbitration, investigation, prosecution or other tribunal or legal proceedings or claims or actions are pending or threatened by or against any Target Company or any such person or in respect of which any Target Company is or could be liable to indemnify or compensate any third party and there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in any such litigation, arbitration, investigation, prosecution or other tribunal or legal proceedings or claims or actions.

17.	Insurance

17.1	Full particulars of all insurances of each Target Company and true, complete and accurate copies of all policies of insurance of each Target Company have been Disclosed.

17.2	The policies of insurance to which each Target Company is a party are valid and enforceable and all premiums due have been paid to date and when due and, so far as the Management Sellers are aware, there are no outstanding claims or circumstances likely to give rise to a claim under any such policy and nothing has been done or omitted to be done which has made or could make any such policy void or voidable or whereby the renewal of any such policy might be affected or the premiums due in respect of any of them are likely to be increased.

18.	Employees, Consultants and Agents

18.1	A list detailing the names, ages, length of service, remuneration and other benefits of all Employees, officers, consultants and agents of each Target Company, and copies of all service contracts and contracts of services and full particulars of the terms of employment and engagement of all Employees, officers, consultants and agents of the relevant Target Company have been Disclosed.

18.2	Details have been Disclosed of:

(A)	all persons to whom offers of employment from a Target Company are currently outstanding unaccepted or which have been accepted but where the employment has not yet commenced, together with copies of the offers concerned; and

(B)	all Employees currently on secondment, or maternity or paternity or adoption leave, or long term absence for ill health.

18.3	Since the Balance Sheet Date, no alteration has been made in the terms of the employment or conditions of service of any Employee, officer, consultant or agent of any Target Company (including in their rates of remuneration or benefits) and no negotiations are in hand between any Target Company and any of its Employees or their representatives in such regard.

18.4	No present Employee, officer, consultant or agent of any Target Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the relevant Target Company or will become so entitled by reason of the sale of the Shares under this Agreement or any matter to be effected under any Transaction Document.

18.5	All contracts of employment or engagement between any Target Company and its Employees, officers, consultants or agents are lawfully determinable by the relevant Target Company without compensation by notice not exceeding three months.

18.6	No Target Company is party to any agreement, arrangement or practice imposing a legal obligation on it to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of, any of its former, present or future employees, officers, consultants or agents, whether now or at any future date.

18.7	There is not in existence any share incentive scheme, share option scheme or profit sharing scheme for all or any of any Target Company’s Employees, officers or consultants of any Target Company and no proposals for any such scheme or arrangement are under consideration by any Target Company. No Employee is entitled to monthly or quarterly commission payments or allowances.

18.8	So far as the Management Sellers are aware, no allegation has been made in the three year period prior to Completion that any sub contractor or other independent contractor of any Target Company is or has been for employment Law purposes an employee of a Target Company.

18.9	No Target Company is party to any collective agreement or any other agreement or arrangement with any trade union or any other body representing employees.

18.10	Within the five years preceding the date of this Agreement, no Target Company has been involved in any strike, lock out, go-slow, work-to-rule or other form of industrial dispute and, so far as the Management Sellers are aware, there are no facts or circumstances which might lead to any such industrial dispute.

18.11	So far as the Management Sellers are aware, each Target Company has fully complied with all its material statutory obligations relating to employees, including its material obligations under the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Equal Pay Act 1970, the Race Relations Act 1976, the Disability Discrimination Act 1995, the National Minimum Wage Act 1998, the National Minimum Wage Regulations 1999, the Working Time Regulations 1998, the National Labor Relations Act of 1947, the Employment Relations Act 1999, the Data Protection Act 1998 and the Transfer of Undertakings (Protection of Employment) Regulations 2006.

18.12	In 2014 the bonus entitlement identified in document X.H.II in the Disclosure Bundle at 4, under GAB Robins UK Limited, was calculated and paid in accordance with the Shareholders Agreement.

19.	Pensions

19.1	Save for the Pension Schemes and by way of National Insurance Contributions, no Target Company is a party to or participates in or contributes to, or is required by applicable Law (including the Employee Retirement Income Security Act of 1974) to be a party to, participate in or contribute to, any scheme, agreement or arrangement (whether legally enforceable or not and including any ex gratia amounts) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits for any Employee, director, former employee or former director of any Target Company, or for the widow, widower, civil partner, child or dependant of any such person, and no Target Company will enter into any such arrangement before Completion.

19.2	No Target Company has given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described in sub-paragraph 19.1 above.

19.3	Each Target Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of any Target Company.

19.4	Save for the Former Scheme and the Ex Gratia Pensions, no Target Company nor any other connected or associated party (as defined in section 38 of the Pensions Act 2004) of a Target Company has participated in or been a participating employer of any scheme, agreement or arrangement under which the amount or some or all of the benefits payable to or in respect of a member of the scheme, agreement or arrangement is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the present or historic remuneration of the member.

19.5	No Target Company has, in the three years prior to the Completion Date, been involved in any transaction to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applied to transfer any of the Employees into any Target Company.

19.6	All parties have complied in full with their obligations in the Regulated Apportionment Arrangement and the Completion Undertakings Agreement relating to the apportionment and compromise of the employer debt in the Former Scheme.

19.7	No Target Company is engaged or involved in any proceedings which relate to or are in connection with the Pension Schemes or the Former Scheme and no such proceedings are pending or threatened and, so far as the Management Sellers are aware, there are no facts likely to give rise to any such proceedings. In this paragraph 19.7, “proceedings” includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman or the Pensions Advisory Service, any notice or order issued or, so far as the Management Sellers are aware, threatened by the Pensions Regulator.

19.8	The GAB Robins Contributory Pensions Plan provided by Zurich Assurance Limited with scheme number 10004987 is a registered scheme within the meaning of Chapter 2 of Part 4 of the Finance Act 2004 and, so far as the Management Sellers are aware, there is no reason why de-registration may occur.

19.9	The present rates of contribution to the Pension Schemes as a percentage of pensionable salary for employers and Employees and for former employees and their dependants under the Ex Gratia Pensions are attached to or set out in the Disclosure Letter and no increase in the rates of any contribution to the Pension Schemes by any Target Company for any present or former employee or director of the Target Group is agreed or proposed or advised or envisaged.

19.10	Details of the Employees, former employees and their dependants who are members of the Pension Schemes, and all material documentation, including all announcements, booklets and the like which have been issued or communicated to all or any of the Employees, are set out in or attached to the Disclosure Letter.

19.11	All contributions and premiums which are payable by any Target Company due under the Pension Schemes have been paid when due and, save for the payment of employer contributions, no Target Company is required to bear any fees, charges or expenses as an employer under the Pension Schemes in relation to it.

19.12	All benefits payable under the GAB Robins Contributory Pensions Plan provided by Zurich Assurance Limited with scheme number 10004987 are money purchase benefits within the definition of the term in section 181 of the Pension Schemes Act 1993.

20.	General

20.1	None of the Sellers nor any director or shareholder of any Target Company, nor any Affiliate or connected person or associate of any of them, has any interest (direct or indirect) in any agreement or arrangement to which any Target Company is party or in any business which has a close trading relationship with that of any Target Company or which is or is likely to become competitive with the business of any Target Company.

20.2	Save for remuneration and expenses properly due to its directors and Employees in the ordinary course, there are no amounts owing by or to any Target Company to or by any of the Sellers or Seller Affiliates or any shareholder or officer of any Target Company, or any connected person or associate of any of them, and no Target Company is under any liability (contingent or otherwise) in respect of any guarantee, suretyship, indemnity or like obligation given by or binding on any Target Company in respect of any liabilities or obligations of any of the Sellers, Seller Affiliates, such shareholders, directors or connected persons or associates.

20.3	No person is authorised to act as agent for any Target Company or to bind any Target Company other than any director of a Target Company.

Part 2

Tax Warranties

1.	Each Target Company has within the requisite time limits duly made all returns, given all notices and supplied all other information required to be supplied to HMRC and/or any other Tax Authority and all such information, returns and notices were when given or supplied and are now accurate in all material respects and made on a proper basis and are not currently, nor, so far as the Management Sellers are aware, likely to be the subject of any dispute with any Tax Authority.

2.	Each Target Company is in possession and control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any tax and of sufficient information to enable it to compute correctly its liability to tax in so far as it relates to any event occurring on or before Completion.

3.	Each Target Company has duly deducted, withheld, paid and accounted for all tax due to have been deducted, withheld, paid or accounted for by it before the date of this Agreement and is not and has not at any time since the Balance Sheet Date been liable to pay interest on any unpaid tax.

4.	No Target Company has made any borrowings in a foreign currency such that on repayment a charge to corporation tax might arise on any profit or gain accruing in relation or by reference to any such repayment.

5.	All claims made by any Target Company for allowances under the Capital Allowances Act 2001 were valid when made and remain valid in all material respects.

6.	All interest and other finance costs incurred or accrued by any Target Company are fully deductible for tax purposes.

7.	No Target Company is party to any loan relationship or related transaction (whether as debtor or creditor) in relation to which the relevant Target Company is required to bring into account amounts relating to exchange gains and losses on such loan relationship or related transaction.

8.	During the period which is the requisite period (as defined in section 106 of the Capital Allowances Act 2001) in respect of any expenditure incurred on plant and machinery which is the subject of a lease by the owner or lessor of them, the plant and machinery has been used only for a qualifying purpose (as defined in sections 122 to 125 (inclusive) of the Capital Allowances Act 2001).

9.	The book value of each of the capital assets of each Target Company stated in or adopted for the purposes of the Accounts, or, in the case of assets acquired after the Balance Sheet Date, in the accounting records of the relevant Target Company does not exceed the amount deductible under section 38 of the TCGA and is such that on the disposal or deemed disposal of such assets, or any of the same at that value, no chargeable gain for the purposes of the TCGA would arise, accrue or crystallise. In particular (but without limiting the foregoing):

(A)	the relevant Target Company has not in respect of any of its assets made a claim under the provisions of any of sections 23, 24, 152, 153, 165, 175, 247, 247A or 248 of the TCGA;

(B)	the relevant Target Company has not acquired any asset in circumstances such that any of sections 17, 125, 171 or 282 of the TCGA applied or might apply;

(C)	no election under section 35 of the TCGA has been made in relation to the relevant Target Company;

(D)	the relevant Target Company has not been party to or a member of a group of companies which has undertaken any reorganisation or reduction of share capital or share for share exchange or any scheme of amalgamation or reconstruction or transfer of assets of any nature; and

(E)	none of the assets of the relevant Target Company has been subject to upward revaluation in the books of the relevant Target Company.

10.	No allowance or loss which might accrue on the disposal by any Target Company of any share in or security of any company is liable to be reduced by the application of sections 176 or 177 of the TCGA.

11.	There are no circumstances relating to transactions entered into by any Target Company which would enable any Tax Authority to make or require to be made any adjustment for tax purposes to any provision made by means of any such transaction or transactions not being made on fully arm’s length terms and no such adjustment has actually been made.

12.	No Target Company is or has at any time in the last three years been a close company for tax purposes and no Target Company has made or been deemed to have made in the last three years any distribution for the purposes of Part 10 of the Corporation Tax Act 2010 or for the purposes of any legislation relating to close companies except for dividends shown in its audited accounts for the period to the Balance Sheet Date.

13.	No tax liability of a Target Company will arise as a result of the disposal of the Shares pursuant to this Agreement.

14.	Each Target Company is a registered and taxable person for the purposes of value added tax and:

(A)	has complied with all the requirements of the Value Added Tax Act 1994 (the “VATA 1994”) and all applicable regulations relating to value added tax;

(B)	is not in arrears with any payment or returns due under the VATA 1994 or any regulations relating to value added tax;

(C)	has fully maintained complete, correct and up-to-date records, invoices and other necessary documents relating to value added tax;

(D)	has not been required by HMRC to give any security;

(E)	is not and has never been nor agreed to be an agent, manager, factor or representative for the purposes of section 47 or 48 of the VATA 1994; and

(F)	has not been party to any transaction to which paragraph 1 of Schedule 6 of the VATA 1994 applies or may be applicable.

15.	Full details have been Disclosed of all options to tax any property made or agreed to be made under Schedule 10 of the VATA 1994 by any Target Company or by any person in relation to which any Target Company is a relevant associate as defined in paragraph 3(7) of that Schedule, and any options so made remain valid and effective.

16.	No Target Company is bound nor has it agreed to become bound by any lease, tenancy or licence in the case of which, under its terms or by Law, the relevant Target Company is or could become liable to pay an amount in respect of value added tax chargeable as a result of the making of an election to waive exemption under Schedule 10 of the VATA 1994.

17.	No Target Company is under any liability to tax in respect of any other company which at any time has been a member of the same group or consortium as the relevant Target Company or an associated company of the relevant Target Company for tax purposes.

18.	Each Target Company has only ever been resident for tax purposes in its jurisdiction of incorporation and has never carried on any trade or had any sources of income or profit outside its jurisdiction of incorporation or transferred part or all of any trade carried on outside its jurisdiction of incorporation to a company not resident in its jurisdiction of incorporation or subscribed for shares in a company not so resident or caused or permitted such a company to issue any debentures.

19.	No Target Company is under any liability to pay stamp duty and/or stamp duty land tax and/or stamp duty reserve tax and:

(A)	all documents to which any Target Company is party and/or which are necessary to prove the title of any Target Company to its assets (including the Properties) have been properly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom;

(B)	no Target Company has ever obtained relief from stamp duty under section 42 of the Finance Act 1930 which (i) has become liable to forfeiture or may be forfeited in the future or (ii) may be withdrawn under the provisions of section 111 and Schedule 34 of the FA 2002 (whether as a result of Completion or any event occurring thereafter);

(C)	no Target Company has claimed any relief under section 76 of the Finance Act 1986 which may be withdrawn under the provisions of section 113 and Schedule 35 of the FA 2002 (whether as a result of Completion or any event occurring thereafter);

(D)	no Target Company is party to any contract for the acquisition of an interest in land to which section 115 of the FA 2002 applies;

(E)	neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect any Target Company;

(F)	full details have been Disclosed of any “chargeable interest” (as defined under section 48 of the Finance Act 2003) acquired or held by any Target Company before Completion in respect of which the Management Sellers are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion;

(G)	since the Balance Sheet Date, no Target Company has incurred any liability to, or been accountable for, any stamp duty reserve tax and there has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable; and

(H)	no Target Company is or has been a person falling within subsections (6), (7) or (8) of section 67 or section 70 of the Finance Act 1986 or has given and/or obliged to give any notification under section 68 or section 71 of the Finance Act 1986 or incurred any liability to stamp duty reserve tax under sections 93 to 97 of the Finance Act 1986.

20.	No Target Company has entered into or been a party to any scheme or arrangement designed wholly or mainly for the purposes of avoiding or reducing or deferring tax.

21.	No Target Company is liable for any taxation liability of any other person or entity whether as a result of applicable Laws or by any contractual arrangements entered into by any Target Company.

22.	No Target Company has made a payment to a contractor or consultant in respect of which the relevant Target Company should have accounted for tax and nor has any allegation been made by any such contractor, consultant or any Tax Authority that the relevant Target Company should have accounted for such tax.

23.	No Target Company is under any tax liability (actual or contingent) referable to any shares or securities or options issued or otherwise acquired or granted before Completion to or by reason of the employment or engagement of any present or former employee or officer of a Target Company or any Affiliate thereof, whether under ITEPA 2003 or any share option scheme formerly operated by any such company or otherwise.

SCHEDULE 4

Tax Covenant

1.	Interpretation

1.1	Words and expressions defined in clause 1 of this Agreement shall (unless specifically defined in this Schedule) have the same meanings when used in this Schedule and all provisions of this Agreement concerning matters of construction or interpretation shall, for the avoidance of doubt, apply to this Schedule.

1.2	In this Schedule, the following words and expressions shall have the following meanings:

“Company” means the Company and each Subsidiary and each of them;

“Event” includes every event, act, transaction (including the entry into and Completion of the Agreement or the liquidation of the Company) and every occurrence, circumstance, dealing, arrangement, default or omission of any kind whatsoever done or omitted to be done by a Seller, any Seller Affiliate or the Company or in any way concerning or affecting the Company, whether or not done or omitted to be done by it or any Seller or Seller Affiliate;

“Group Relief” means losses or other amounts eligible for surrender under Part 5 of the Corporation Tax Act 2010;

“Relief” means any relief, allowance or credit in respect of any tax or any deduction in computing income, profits or gains for the purposes of any tax;

“tax” or “taxation” means all forms of taxation, dues, duties, imposts, levies and rates of the United Kingdom or any other jurisdiction in any other country whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority (in each case in the nature of taxation), together with all costs, charges, interest, penalties, fines and expenses incidental or relating to or arising in connection with any and all such taxes, dues, duties, imposts, levies and rates or the negotiation of any settlement of any dispute as to the liability of any person therefor or any actual claim in respect of the same, including income tax, PAYE, national insurance contributions, social security (or similar), corporation tax, advance corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, withholding tax, capital transfer tax, gross receipts, license, excise, occupation, premium, capital stock, franchise, net worth, profits, real property, personal property, unclaimed property, sales, use, transfer, registration, information reporting, and inheritance tax;

“Tax Authority” means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability; and

“Tax Claim” includes any assessment (including a self assessment), notice, demand, letter or other communication or document issued or action taken by or on behalf of any Tax Authority or the submission of any relevant computation, notice, consent or other document by a company from which (in either case) it appears that a tax liability is to be, or may come to be, imposed (whether or not the same may be the primary liability of the Company and whether or not it may be entitled to claim reimbursement from any other person or persons).

1.3	References in this Schedule to any “tax liability” shall include both liabilities of the Company to make actual payments of tax (or amounts in respect of tax) and also:

(A)	the loss, or the setting off against income, profits or gains, of any Relief which would (were it not for the said loss or setting off) have been available to the Company and which has been taken into account in computing (and so reducing) any provision for tax which appears in the Net Debt Statement and/or the Net Working Capital Statement (or which, but for the presumed availability of such Relief, would have appeared in the Net Debt Statement and/or the Net Working Capital Statement); and

(B)	the loss of a right to repayment of tax which has been treated as an asset of the Company in preparing the Net Debt Statement and/or the Net Working Capital Statement or the setting off of any such right to repayment of tax against any actual tax liability for which the Buyer would, but for that setting off, have been able to make a claim against a Seller under this Schedule; and

(C)	the setting off against income, profits or gains earned, accrued or received on or before Completion of any Relief which arises in respect of an event occurring after such date and not in respect of any event occurring on or before such date in circumstances where, but for such setting off, the Company would have had an actual tax liability in respect of which the Buyer would have been able to make a claim against a Seller under this Schedule.

1.4	In any case falling within paragraph 1.3, the amount that is to be treated for the purposes of this Schedule as a tax liability of the Company (the “Deemed Tax Liability”) shall be determined as follows:

(A)	in a case which falls within paragraph 1.3(B), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that paragraph;

(B)	in a case which falls within paragraphs 1.3(A) or 1.3(C) and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against tax, the Deemed Tax Liability shall be the amount of that Relief; and

(C)	in a case which falls within paragraphs 1.3(A) or 1.3(C) and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be (i) the amount of tax which would, on the basis of the rates of tax current at the date of the loss, have been saved but for the loss, if the Relief was the subject of such a loss, or (ii) the amount of tax which has been or would have been saved in consequence of the setting off, if the Relief was the subject of such a setting off.

1.5	References in this Schedule to:

(A)	income, profits or gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any tax; and

(B)	any payment or distribution as being made on or before a particular date shall include (i) any payment or distribution which has fallen due to be made on or before that date and (ii) any event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either such case) the purposes of any tax.

1.6	For the purposes of this Schedule, any grant of options on or around Completion by GAB Robins UK Trustees Limited as trustee of the GAB Robins UK Employee Trust (the “Trustee”) to the Option Holders, the exercise of those options by such Option Holders and the exercise of any options granted previously by the Trustee, and the subsequent sale of Shares pursuant to the OH Agreement shall, in each case, be deemed to be an event occurring on or before Completion.

2.	Covenant

2.1	The Management Sellers covenant with the Buyer that, subject only as stated in paragraph 3 and the provisions of Schedule 5 so far as they specifically refer to this Schedule, they will pay to the Buyer (or, at the option of the Buyer to the Company) an amount equal to:

(A)	any tax liability of the Company arising in respect of or in consequence of:

(1)	any income, profit or gain actually or deemed or treated as having been earned, accrued or received on or before Completion; and/or

(2)	any event occurring or deemed to have occurred on or before Completion;

(B)	any tax liability of the Company arising by reason of the failure of any other person fully to pay and discharge when due (even if after Completion) any liability to taxation on its part where the Company is so liable by reason of having been, for tax purposes at any time before Completion, a member of the same group or consortium or otherwise connected or associated with, or a settlor or beneficiary in relation to, such person;

(C)	any depletion or reduction in value of the assets of the Buyer or the Company, or increase in the liabilities of either of them, as a result of any inheritance tax which:

(1)	arises in consequence of any transfer of value received or effected by the Company prior to Completion; or

(2)	is at Completion a charge on any of the shares or assets of the Company or which gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company,

and which after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of inheritance tax payable on or by reason of the death of any person after a transfer of value occurring prior to Completion; and

(D)	all reasonable costs, expenses and other liabilities properly incurred by any of the Buyer or the Company in making any successful claim under this Schedule or in successfully taking or defending any action in accordance with this Schedule to the extent such costs, expenses and liabilities have not already been reimbursed or recovered elsewhere in this Schedule.

3.	Limitations

3.1	The Management Sellers shall not be liable in respect of any claim under paragraph 2.1 or any claim under the Tax Warranties to the extent that:

(A)	any Relief of the Company (other than any such Relief as is mentioned in paragraph 1.3) relieves or mitigates that tax liability or is for no consideration made available to relieve or mitigate that tax liability;

(B)	provision or reserve for such liability was made in the Net Debt Statement and/or the Net Working Capital Statement;

(C)	such liability was discharged before Completion and the discharge of such liability was reflected in the Net Debt Statement and/or the Net Working Capital Statement;

(D)	such liability arises or is increased as a result of any passing or coming into force of, or change in, any law or regulation announced after Completion and with retrospective effect;

(E)	such liability would not have arisen but for a change, after the date of Completion, in Accounting Practices other than a change required to ensure compliance with the law or with UK GAAP applicable to the Company at Completion;

(F)	such liability would not have arisen but for a failure on the part of the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do anything on or after Completion the making giving or doing of which was taken into account in preparing the Net Debt Statement and/or the Net Working Capital Statement provided that sufficient details of which have been given to the Buyer in sufficient time to enable the Buyer to take the necessary action;

(G)	such liability arises or is increased as a consequence of a voluntary withdrawal or postponement by the Company after Completion of any valid claim for Relief made on or before Completion, save to the extent such withdrawal or postponement was taken into account in preparing the Net Debt Statement and/or the Net Working Capital Statement;

(H)	such liability would not have arisen but for a cessation of, or change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring on or after Completion, other than any such cessation or change carried out or effected pursuant to a legally binding commitment created on or before Completion;

(I)	such liability is a liability to interest or penalties and would not have arisen but for any failure or delay by the Buyer or any Target Company in paying over to any Taxation Authority any payment previously made by the Sellers in respect of a claim under this Schedule;

(J)	such liability arises as a consequence of a breach by the Buyer of any of its obligations under paragraphs 6 and/or 10 of this Schedule save to the extent such breach would not have arisen but for a prior breach by the Sellers of the corresponding obligations under these provisions;

(K)	such liability arises by virtue of the average rate of tax of the Company increasing as a consequence of the Buyer acquiring the Shares;

(L)	such liability would not have arisen but for a voluntary transaction or action or omission carried out or effected by the Buyer or the Company or any person connected with either of them at any time after Completion, other than any such transaction or action or omission:

(1)	carried out or effected pursuant to a legally binding commitment created on or before Completion;

(2)	carried out or effected to comply with any law or regulation;

(3)	carried out or effected in the ordinary course of business of the Company as carried on at Completion;

(4)	carried out or effected at the written request of the Sellers’ Representative; or

(5)	carried out in accordance with the provisions of and pursuant to this Agreement and/or the Transaction Documents (other than the Employment Agreements).

4.	Over-Provisions and Reliefs

4.1	If the auditors from time to time of the Company shall report (at the request and expense of the Sellers) that any provision for tax in the Net Debt Statement or the Net Working Capital Statement (excluding any provision for deferred tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 4.3.

4.2	If the auditors from time to time of the Company shall report (at the request and expense of the Sellers) that any tax liability which has resulted in a payment having been made or becoming due from any Seller under this Schedule will give rise to a Relief for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment of or in respect of tax is reduced by reason of that Relief (and the Buyer shall procure that the Company shall use reasonable endeavours to prioritise the use of that Relief before using any other Relief, save to the extent the use of that Relief would prejudice the availability of any Relief referred to in paragraph 1.3) the amount by which that liability is so reduced shall be dealt with in accordance with paragraph 4.3.

4.3	Where it is provided under paragraphs 4.1 or 4.2 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 4.3:

(A)	the Relevant Amount shall first be set off against any payment then due from the Seller(s) under this Schedule or under the Tax Warranties;

(B)	to the extent there is an excess, a refund shall be made to the Seller(s) in question of any previous payment or payments made by such Seller(s) under this Schedule or under the Tax Warranties and not previously refunded under this paragraph, up to the amount of such excess; and

(C)	to the extent that the excess referred to in paragraph 4.3(B) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from any Seller under this Schedule or under the Tax Warranties.

4.4	Where any such report as is mentioned in paragraphs 4.1 or 4.2 has been made, the Sellers’ Representative or the Buyer or the Company may request the auditors from time to time of the Company (at their own expense) to review such report in the light of all relevant circumstances, including any facts which have become known only since such report, and to report whether such report remains correct or whether, in the light of those circumstances, the amount that was the subject of such report should be adjusted.

4.5	If the auditors report under paragraph 4.4 that an amount previously reported upon should be adjusted, that adjusted amount shall be substituted for the purposes of paragraph 4.3 as the Relevant Amount in respect of the report in question in place of the amount originally reported on, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by or, as the case may be, to the Seller(s).

5.	Recovery from other Persons

5.1	If after any Seller has irrevocably and unconditionally satisfied in full any liability under paragraph 2.1 the Company is entitled to recover from some other person (not being a member of the Buyer’s Group but including any Tax Authority) any sum in respect of any tax liability that has resulted in a liability of a Seller under paragraph 2 or under the Tax Warranties, or subsequently becomes entitled to make such a recovery, then the Company shall (in either of those cases) as soon as reasonably practicable after becoming aware of such entitlement notify the Seller(s) in question of its entitlement and shall, if reasonably and promptly so required by the such Seller(s) in writing, and subject first to being fully indemnified to its reasonable satisfaction by such Seller(s) in respect of all Losses it may thereby incur, take all reasonable steps to enforce that recovery (keeping such Seller(s) informed of the progress of any action taken) and shall account to such Seller(s) for whichever is the lesser of:

(A)	any sum so recovered (including any interest or repayment supplement paid by a Tax Authority relating to the period after receipt of the relative payment from such Seller(s)) less any tax chargeable on the Company in respect of the sum so recovered; and

(B)	the amount paid or due by such Seller(s) pursuant to paragraph 2 in respect of the tax liability in question.

5.2	Paragraph 5.1 shall not apply to any recovery or repayment of any tax liability giving rise to a payment by any Seller under paragraph 2 where such repayment or recovery arises by virtue of any such Relief or event as is referred to in paragraph 1.3(C).

6.	Claims Procedure

6.1

If the Buyer becomes aware of any Tax Claim which may give rise to a claim under paragraph 2.1 of this schedule or the Tax Warranties (save to the extent that any Seller is already actually aware of such Tax Claim), the Buyer shall give or procure that notice of the Tax Claim concerned (together with reasonable detail of the nature of such Tax Claim and an estimate of any liability if available) is given to the Sellers’ Representative in accordance with clause 16 of this Agreement as soon as is reasonably practicable and in the case of a Tax Claim that requires action to be taken within a specific period, not later than 10 Business Days before that period ends (but notice is not a condition precedent to the liability of the Sellers under this Schedule) and the Sellers shall be entitled, subject to the following provisions of this paragraph 6, to require the Company to take such action as the Sellers’ Representative may reasonably request in writing to resist, avoid, dispute, appeal against, compromise or defend the Tax Claim concerned.

6.2	The Buyer and the Company will, insofar as they are able, give the Sellers’ Representative all reasonable co-operation, access and assistance (technical or otherwise) for the purpose of resisting such a claim as is referred to in paragraph 6.1 PROVIDED THAT:

(A)	in the case where the Sellers wish to resist the claim, the Sellers shall not be entitled to make or request any action which involves an appeal before any court unless the Sellers’ Representative has been advised by tax counsel who shall previously have been approved by the Buyer and Sellers (such approval not to be unreasonably withheld or delayed) of at least 10 years’ experience in the relevant tax matter, after disclosure to him of all relevant information and documents, that it is reasonable to resist the claim for tax in the manner proposed by the Sellers’ Representative;

(B)	in connection with the conduct of any dispute:

(1)	the Company and the Buyer shall be kept fully and promptly informed of all matters relating to the dispute and shall on request be entitled to see copies of all correspondence and related documentation; and

(2)	the Sellers shall not settle or compromise any claim the subject of a dispute nor agree any matter in the conduct of the dispute which would materially adversely affect:

(a)	the amount of the claim which is the subject of the dispute; or

(b)	any other tax liability of the Company or the Buyer which is not a tax liability or other liability within the covenant in paragraph 2 above without the prior approval in writing of the Buyer (not to be unreasonably withheld or delayed);

(C)	the Sellers shall not be entitled to take or request any action under the foregoing provisions of this paragraph unless the Sellers have first indemnified each of the Buyer and the Company to its reasonable satisfaction against all Losses which may thereby be reasonably and properly incurred; and

(D)	nothing in this paragraph 6 shall entitle the Sellers to communicate with any Tax Authority (whether written and otherwise) in the name of the Buyer or Company or directly with any Tax Authority in respect of any Tax Claim.

6.3	If the Sellers’ Representative fails within 10 Business Days of being given notice under paragraph 6.1 to request the Buyer or the Company to notify the Buyer that it intends to take any action aforesaid in connection with the claim concerned and/or comply with paragraph 6.2(C) within a reasonable period of time not exceeding 20 Business Days then each of the Buyer and/or the Company shall (without prejudice to its rights under this Schedule or this Agreement) be free to pay or settle such claim or take such other action in connection with the same as it may in its discretion, acting in good faith, decide.

6.4	If in any respect with regard to a claim for tax which the Sellers seek to dispute or resist as provided in this Schedule a Tax Authority alleges and substantiates in writing that any Seller or the Company whilst it was under the control of the Sellers has committed any act or omission which constitutes fraud, wilful default or wilful concealment then paragraph 6.1 shall not take effect and the Buyer or the Company shall (without prejudice to its rights under this Schedule or this Agreement) be free to pay or settle such claim or take such other action in connection with the same as it may in its absolute discretion decide.

6.5	The Buyer and the Sellers shall use all reasonable endeavours to resolve all disputes and differences between them arising out of or in connection with this paragraph. If, after the Buyer and Sellers have discharged their respective obligations under this paragraph 6.5, the dispute or difference remains unsolved, such dispute or difference shall be referred to a panel consisting of a chartered accountant and a solicitor to be agreed between the parties or failing agreement within 10 Business Days to be nominated by the President for the time being of the Chartered Institute of Taxation. If the panel has been appointed but is unable or unwilling to complete the reference, another panel shall be appointed by agreement between the parties or, failing agreement, within 14 days of the parties being notified that the panel is unable or unwilling to complete the reference, by the President on the application of either party. Each party shall bear its own costs and the reasonable costs of the panel shall be borne as directed by the panel.

7.	Due Date of Payment

7.1	Where any Seller becomes liable to make any payment pursuant to paragraph 2 the Due Date for the making of that payment shall be the date of written demand by the Buyer or (if later):

(A)	subject as provided by paragraph 7.1(C), in a case that involves an actual payment of tax by the Company (or would have done but for the use of any Relief or right of repayment as referred to in paragraph 1.3(C)) seven days prior to the date that is the last date on which the Company or Buyer would have had to have paid to the appropriate Tax Authority the tax that has given rise to the Sellers’ liability under this Schedule in order to avoid incurring a liability to interest or a charge or penalty in respect of that tax liability;

(B)	in a case falling within paragraph 1.3(A) or (B), the date on which any tax liability would have fallen due but for any available Reliefs, rights of repayment or claims of a similar nature;

(C)	in a case falling within paragraph 1.3(C), the date on which the Company becomes due to pay any tax which it would not, but for such setting off, have had to pay; or

(D)	in a case falling within paragraph 2.1(C) a liability to inheritance tax or a charge on or power to sell, mortgage or charge any of the shares or assets of the Company shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply.

8.	Buyer’s Covenant

8.1	The Buyer covenants with the Sellers that it will pay to any relevant Seller an amount equal to any tax liability or any amount on account of tax which any Seller is required to pay as a result of a failure after Completion by the Buyer or the Company, or any person who is an Affiliate of the Buyer or the Company after Completion, to discharge that tax.

8.2	The covenant contained in paragraph 8.1 shall:

(A)	extend to any reasonable costs, fees, expenses incurred in connection with the payment of such tax or the making of a successful claim under paragraph 8.1;

(B)	not apply to tax to the extent that the Buyer could claim payment in respect of it under paragraph 2 of this Schedule, except to the extent a payment has been made pursuant to paragraph 2 and the tax to which it relates was not paid by the relevant Company; and

(C)	not apply to tax to the extent it has been recovered under any relevant statutory provision (and the relevant Seller or Sellers shall procure that no such recovery is sought to the extent that payment is made hereunder).

8.3	The Buyer shall not be liable in respect of any claim under paragraph 8.1 unless written notice of that claim has been made prior to the seventh anniversary of the Completion Date.

9.	No Deductions or Withholding

9.1	All sums payable under this Schedule or any other provision of this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by Law. If any such deductions or withholdings are required by Law, the party in question shall be obliged to pay such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2	If any sum payable by any Seller under paragraph 2 of this Schedule or clause 6 of this Agreement or by the Buyer under paragraph 8.1 of this Schedule shall be subject to tax in the hands of the recipient, the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by Law provided that this paragraph 9.2 shall not require an increased payment by any Seller if the tax would not have arisen but for the Buyer exercising its option under paragraph 2.1.

10.	Tax Returns

10.1	The Sellers shall at their own expense and in accordance with this paragraph 10, prepare all documentation and deal with all matters (including correspondence) relating to the tax returns and affairs of the Target Group and each Target Company for all accounting and fiscal periods ending on or prior to Completion (“Relevant Accounting Periods”) to the extent that the same have not been prepared and agreed with HMRC or other Tax Authority prior to Completion.

10.2	Insofar as within its power, the Buyer shall procure that each Target Company shall following Completion:

(A)	afford the Sellers and their duly authorised agents access to its books, accounts and records and personnel and such other assistance as may from time to time be reasonably required to prepare and submit the said returns as contemplated by this paragraph 10; and

(B)	complete and execute such documentation and render such assistance to the Sellers and their duly authorised agents as may from time to time be reasonably required in connection with or for the purposes of this paragraph 10.

10.3	The Sellers’ Representatives shall:

(A)	procure that the Sellers and the Sellers’ agents shall keep the Buyer fully and promptly informed of all matters arising out of their dealings with the tax returns and affairs of the Target Group and each Target Company under this paragraph 10 and in any event they shall provide for approval by the Buyer (or its agents) prior to submission to any Tax Authority, drafts of correspondence with any Tax Authority (including tax computations) in relation to the Target Group and each Target Company for all of the Relevant Accounting Periods, and shall promptly provide the Buyer with any correspondence received from any Tax Authority and any other written information relevant to the tax affairs of the Target Group and each Target Company for the periods in question, including (if appropriate) advice from professional advisers, and notes of meetings or discussions with the Tax Authority in question; and

(B)	procure that no agreement, settlement or compromise of any tax returns or affairs of the Target Group or any Target Company in respect of any Relevant Accounting Periods or otherwise is agreed with the relevant Tax Authority without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed.

10.4	In relation to the tax returns and affairs of the Target Group and each Target Company for the relevant accounting and fiscal periods beginning before Completion and ending after Completion (“Straddle Accounting Periods”), the provisions of paragraphs 10.1, 10.2 and 10.3 above shall apply as if references to the Buyer were to the Sellers (and vice-versa) and references to the Relevant Accounting Periods were references to the Straddle Accounting Periods, provided that the Buyer shall not be required to seek approval from the Sellers’ Representative or take account of any comments on any tax returns or other documentation unless the matter relates to any period prior to Completion and could give rise to (or increase) any liability for which the Sellers are liable pursuant to paragraph 2.1 of this Schedule, the Tax Warranties or any other warranty or indemnity contained in this Agreement that relates to tax.

10.5	Nothing done pursuant to and in accordance with this paragraph 10 by any Target Company or the Buyer shall in any way restrict or reduce any rights any of them may have under the Warranties and/or otherwise under this Agreement.

If there is any conflict between the provisions of this paragraph 10 and paragraph 6, the provisions of paragraph 6 shall prevail.

SCHEDULE 5

Limitations

1.	Time Limits

1.1	The Management Sellers shall not be liable for any Claim or Indemnity Claim unless the Buyer gives written notice of the Claim or Indemnity Claim to the Management Sellers (containing details of the general nature of the Claim or Indemnity Claim and the quantum (if available)):

(A)	in the case of a Claim which is not a Title Claim or a Fundamental Claim, and which is not a Claim under the Tax Warranties, prior to the expiry of two years following the Completion Date;

(B)	in the case of an Indemnity Claim, prior to the expiry of three years following the Completion Date; or

(C)	in the case of a Claim under the Tax Warranties, prior to the expiry of seven years following the Completion Date.

1.2	The Management Sellers shall not be liable for any claim under the Tax Covenant unless the Buyer gives to the Management Sellers written notice of the claim prior to the expiry of seven years following the Completion Date.

2.	Withdrawal

Any Claim and Indemnity Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within nine months after notice has been given by the Buyer in accordance with paragraph 1 of this Schedule 5, except where the Claim or Indemnity Claim relates to a contingent liability in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine months of it having become an actual liability.

3.	Thresholds

3.1	The Management Sellers shall not be liable for any single Claim unless the amount of the liability pursuant to that single claim exceeds £30,000. For these purposes, individual claims arising from the same, substantially the same or similar or related facts or circumstances shall be aggregated to form one and the same claim.

3.2	The Management Sellers shall not be liable for any single Claim unless the aggregate amount of the liability of the Management Sellers for all such Claims not excluded by paragraph 3.1 exceeds £300,000, in which case the Management Sellers shall be liable for the full amount of all such Claims and not merely the excess over £300,000.

4.	Maximum Liability

4.1

The aggregate amount of the liability of each Management Seller for all Claims, Indemnity Claims and claims under the Tax Covenant shall not exceed 70 per cent of the Consideration payable to him as set out by his name in column 4 of Part 1 of Schedule 1 less the amount which is equal to the percentage set out against his name in column 5 of Part 1 of Schedule 1 of the amount (if any) of the Tax Escrow Amount not paid to the Sellers and any payment due by the relevant Management Seller to the Buyer pursuant to clause 3.3 or 3.6.

4.2	In addition, each Management Seller shall only be liable for the proportion of any Claim, Indemnity Claim or claim under the Tax Covenant not recovered from the Escrow Account set out by their name in column 9 of Part 1 of Schedule 1.

5.	Reduction or Extinguishment of Liability

The liability of the Management Sellers for any Claim (other than a claim under the Tax Warranties) shall be reduced or extinguished to the extent:

(A)	that provision or reserve for the liability in respect of the matter giving rise to the claim shall have been made in the Accounts, the Net Debt Statement or the Net Working Capital Statement;

(B)	the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated; or

(C)	the loss or damage is recovered by a member of the Buyer’s Group or any Target Company under any policy of insurance in force at the date of this Agreement or would have been so recoverable but for any change in the terms of insurance since the date of this Agreement.

6.	Provision of information to the Management Sellers

The Buyer shall use reasonable endeavours to ensure that the Target Group preserves all documents, records, correspondence, accounts and other information whatsoever which are in the possession of a member of the Buyer’s Group or the Target Group and which the Buyer and the Company in good faith believe and are aware are relevant to any claim under this Agreement.

7.	Conduct of Claim

7.1	This paragraph 7 shall apply in circumstances where:

(A)	any claim is made against any member of the Buyer’s Group or any Target Company which the Buyer actually appreciates is likely to give rise to a Claim (other than a claim under the Tax Warranties) or an Indemnity Claim by the Buyer against the Management Sellers;

(B)	any Target Company or any member of the Buyer’s Group is entitled to make recovery from some other person any sum in respect of any such Claim or Indemnity Claim; or

(C)	the Management Sellers shall have paid to the Buyer an amount in respect of such a Claim or Indemnity Claim and subsequent to the making of such payment any member of the Buyer’s Group or any Target Company becomes entitled to recover from some other person a sum which is referable to that payment.

7.2	The Buyer shall and shall procure that the Target Group and each member of the Buyer’s Group shall:

(A)	(subject to any reasonable requirements of the insurers of the Buyer’s Group and/or the Target Group and subject to the Buyer being indemnified and secured to the satisfaction of the Buyer by the Management Sellers against all costs and expenses which may be properly incurred by reason of such action) take such action as the Management Sellers may reasonably request to prove or dispute (as the case may be) any such third party claim; and

(B)	not settle or admit any liability or claim to which such action is referable without the prior written consent of the Sellers’ Representative such consent not to be unreasonably withheld or delayed.

7.3	If the Management Sellers fail to indemnify and secure the Buyer and relevant member of the Buyer’s Group and relevant Target Company in accordance with this paragraph 7 in respect of the third party claim within 15 Business Days’ after the Sellers’ Representative has received notice of such third party claim, the Buyer shall cease to have any obligations under this paragraph 6 in respect of that third party claim.

7.4	Nothing in this paragraph 7 shall oblige the Buyer to take, or to procure that any other member of the Buyer’s Group or any Target Company shall take, any action or do any thing which in the reasonable opinion of the Buyer is likely to have an adverse impact on the reputation or goodwill or commercial interests of any member of the Buyer’s Group or any of the Target Companies.

8.	Duty to Mitigate

Nothing in this Agreement shall restrict or limit the general obligation at law of the Buyer to mitigate any Loss which it may suffer in consequence of any breach by the Management Sellers of any of the Warranties.

9.	Recovery from Third Parties

If any Seller makes any payment to the Buyer in relation to a Claim or Indemnity Claim (other than a claim under the Tax Warranties) (the “Damages Payment”) and any member of the Buyer’s Group or a Target Company receives any sum or benefit otherwise than from that Seller or any of its Affiliates (whether by payment, discount, credit, relief or otherwise, and including from any Tax Authority) which would not have been received but for the circumstances giving rise to that Claim or the Indemnity Claim (the “Sum Recovered”), the Buyer shall, or shall procure that the relevant Target Company or member of the Buyer’s Group shall within five Business Days’ following the relevant Target Company or member of the Buyer’s Group receiving such sum or benefit repay to that Seller (i) if the Damages Payment is an amount more than or equal to the Sum Recovered, the Sum Recovered (less all costs properly incurred by the Buyer or the Buyer’s Group in the recovery) or, (ii) if the Damages Payment is less than the Sum Recovered, the Damages Payment (less all costs properly incurred by the Buyer or the Buyer’s Group in the recovery).

10.	Changes in Law and Tax Rates

The Management Sellers shall not be liable for any Claim (other than a Claim under the Tax Warranties) if and to the extent that it is attributable to or the amount of such Claim is increased as a result of:

(A)	any voluntary act carried out by the Buyer or any member of the Buyer’s Group after Completion otherwise than in the ordinary course of the trading of the Target Group as carried on at Completion or as a result of any act carried out pursuant to a legally binding obligation of any Target Company incurred prior to Completion or any re-organisation effected by the Buyer Group after Completion with the approval of the Management Sellers or pursuant to this Agreement or any Transaction Document or save to the extent that such act is carried out pursuant to the request of the Management Sellers;

(B)	any legislation not in force at the date of this Agreement;

(C)	any change of law, regulation, directive, requirement or administration practice which takes effect retroactively; or

(D)	any change in the rates of tax in force at the date of this Agreement.

11.	No Double Recovery

If the Buyer recovers damages or obtains payment, reimbursement, restitution or indemnity in respect of any one liability, loss or breach or other set of circumstances under a Claim or, as the case may be, claim under the Tax Covenant, or, as the case may be, an Indemnity Claim that recovery shall to that extent also satisfy the liability of the Sellers under, as the case may be, any claim under the Tax Covenant or Claim or Indemnity Claim in respect of the same subject matter.

12.	Insurance

In the event that the Management Sellers or the Buyer at any time wish to take out warranty and indemnity insurance, the Buyer, or as the case may be, the Management Sellers undertake to provide such reasonable information as the prospective insurer may reasonably require relating to the insurance policy in question and co-operate and assist (at the expense of the Party seeking the insurance policy) before affecting such insurance.

SCHEDULE 6

Completion

1.	On Completion the Sellers shall:

(A)	deliver to the Buyer:

(1)	duly executed transfers of the Shares in favour of the Buyer or the Buyer’s nominee(s), together with the relative share certificate(s);

(2)	share certificates in respect of all the issued shares in each Subsidiary or an indemnity in a form reasonably required by the Buyer in the case of any missing share certificate(s) and duly executed transfers in blank in respect of all of such shares not registered in the name of the Company (or any Subsidiary);

(3)	the certificate of incorporation, certificate(s) of incorporation on change of name and all other statutory records of each Target Company made up to the Completion Date;

(4)	save to the extent that they are kept at the Properties (or any of them), all of the books or account, financial and accounting records, correspondence, documents, files memoranda and other papers relating to each Target Company;

(5)	the written resignations of each of the directors (other than Kieran Rigby and Michael Jones) and the secretary of each Target Company, each such resignation to be executed as a deed and to confirm that the person resigning has no claims against such Target Company for compensation for loss of office or otherwise;

(6)	the written resignations of the auditors of each Target Company, such resignation to be in the form required by section 519 of the Companies Act 2006 and to confirm that such auditors are of the opinion that there are no circumstances of the nature referred to in section 519(1) and (2) of that Act that need to be brought to the attention of the members or creditors of such Target Company in connection with their resignation;

(7)	a statement showing the balances on all bank accounts of the Target Companies, as at the latest practicable date prior to Completion, together with a list of all sums received and cheques drawn in excess of £500 for any one item since the date of the relevant statement;

(8)	all cheque books and credit cards of the Target Companies and a letter to each of the bankers of the Target Companies, signed by sufficient duly authorised signatories, cancelling the existing mandates of the Target Companies and authorising the bankers to deal with such authorised representatives as the Buyer shall nominate in relation to the terms of any replacement mandates therefor;

(9)	evidence satisfactory to the Buyer of the non-crystallisation of any floating charge granted by any Target Company;

(10)	a written confirmation in agreed form from each of the Sellers addressed to each Target Company confirming that (except as expressly therein mentioned) it and none of its Affiliates has no outstanding claim or entitlement on any account whatsoever against any Target Company;

(11)	evidence satisfactory to the Buyer of the discharge and release by the Company of:

(a)	Debenture dated 27 March 2013 made by GAB Robins Holdings Limited in favour of National Westminster Bank plc (acting through its agent The Royal Bank of Scotland plc);

(b)	Debenture dated 28 March 2013 made by GAB Robins Holdings Limited in favour of Ross Trustees Limited (in its capacity solely as the independent trustee of the Former Scheme) and Paul Brown, Susan Willmott and Gail Watson;

(c)	Debenture dated 27 March 2013 made by GAB Robins Holdings UK Limited in favour of National Westminster Bank plc (acting through its agent The Royal Bank of Scotland plc);

(d)	Debenture dated 28 March 2013 made by GAB Robins Holdings UK Limited in favour of Ross Trustees Limited (in its capacity solely as the independent trustee of the Former Scheme) and Paul Brown, Susan Willmott and Gail Watson;

(e)	Debenture dated 30 November 2010 made by GAB Robins UK Limited in favour of National Westminster Bank plc;

(f)	Debenture dated 27 March 2013 made by GAB Robins UK Limited in favour of National Westminster Bank plc (acting through its agent The Royal Bank of Scotland plc);

(g)	Debenture dated 28 March 2013 made by GAB Robins UK Limited in favour of Ross Trustees Limited (in its capacity solely as the independent trustee of the Former Scheme) and Paul Brown, Susan Willmott and Gail Watson;

(h)	Debenture dated 27 March 2013 made by R.D.& L. International Holdings Limited in favour of National Westminster Bank plc (acting through its agent The Royal Bank of Scotland plc); and

(i)	Debenture dated 28 March 2013 made by R.D.& L. International Holdings Limited in favour of Ross Trustees Limited (in its capacity solely as the independent trustee of the Former Scheme) and Paul Brown, Susan Willmott and Gail Watson.

(12)	duly executed Employment Agreements;

(13)	duly executed Sellers’ Release of Liabilities;

(14)	duly executed Escrow Agreements;

(15)	the SGS Agreement duly executed;

(16)	each OH Agreement duly executed;

(17)	duly executed deeds of termination relating to shareholders agreements, each in the Agreed Form; and

(18)	the original title deeds relating the Properties and all invoices, premiums, receipts, maintenance contracts, health and safety files and other accounts relating to the Properties;

(B)	repay or procure the repayment in full of all amounts owing (even if not due for repayment) to the Target Companies by any of the Sellers or any Affiliate or connected persons or associates or officers of them or any of them and shall procure that all guarantees or indemnities given by or binding on any Target Company in respect of any liabilities or obligations (actual or contingent) of any of the Sellers or any of such Affiliate or connected persons or associates or officers are fully and effectively released without cost to any of the Target Companies;

(C)	execute and deliver to the Buyer those of the Transaction Documents which are to be executed by the Sellers;

(D)	procure that a meeting of the board of directors of each Target Company is held at which the following business shall be transacted:

(1)	in the case of the Company, the transfer of the Shares shall be approved for registration and the entry of the Buyer (or its nominee) into the register of members of the Company shall be approved, in each case subject only to the transfers being duly stamped;

(2)	the resignations of Kenneth West and the directors (other than Kieran Rigby and Michael Jones) as directors of and as the secretary of the Target Company (as applicable) shall be accepted with effect from the conclusion of the meeting and Ian Muress, Stephen Pearsall, Greg Gladwell and Chris Pinney shall be appointed in their place;

(3)	Ernst & Young will be appointed to replace the existing auditors of the Target Company;

(4)	the registered office of each Target Company shall to be changed to New London House, 6 London Street, London EC3R 7LP;

(5)	the accounting reference date of each Target Company shall be changed to 31 October;

(6)	all existing bank mandates for the operation of the bank accounts of the Target Company shall be revoked and new mandates issued giving authority to those persons nominated by the Buyer; and

(7)	such other business shall be attended to as the Buyer shall reasonably require, and the Sellers will supply duly signed minutes of that meeting to the Buyer.

2.	Subject to conclusion of the matters referred to in paragraph 1, the Buyer shall on Completion:

(A)	execute and deliver to the Sellers those of the Transaction Documents which are to be executed by the Buyer;

(B)	pay to the Sellers that part of the Consideration to be satisfied on Completion pursuant to clause 3.2(A) by way of an undertaking in agreed form from the Buyer’s Solicitors to the Sellers’ Solicitors to transfer £27,659,787 in immediately available funds by electronic transfer to the Sellers’ Solicitors’ Account;

(C)	transfer the amounts into the Escrow Account pursuant to clause 3.2(C);

(D)	transfer £2,980,000 to the trustees of the Former Scheme in immediately available funds by way of an undertaking from the Buyer’s Solicitors to the Seller’s Solicitors to transfer by electronic transfer to the Sellers’ Solicitors’ Account in respect of amounts owing by the Company pursuant to the Loan Notes; and

(E)	transfer £6,555,000 to client account of Ashurst LLP on behalf of National Westminster Bank plc in immediately available funds by electronic transfer to the client account of Ashurst LLP in respect of amounts owing by the Company pursuant to the Facilities Agreement.

SCHEDULE 7

Transaction Documents

Escrow Agreement

Disclosure Letter

Employment Agreements

Sellers’ Release of Liabilities

SGS Agreement

The OH Agreement

SCHEDULE 8

Properties

1.	Belfast

Description of the Property	First and Second Floors 65-67 Chichester Street Belfast BT1 4JT

Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 1 December 1989 made between Scottish Legal Life Trustee Limited (1) and Robins Davies & Little (UK) Limited (2)

Landlord	Wyncroft Estates Limited (company number NI004738)

Registered/unregistered	N/A

Title number (if registered)	N/A

Term commencement date of Lease	1 April 1989

Contractual date of termination of Lease	31 March 2014

Current Rent (per annum exclusive of VAT)	£23,250

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

2.	Birmingham, Edgbaston House

Description of the Property	10th Floor Edgbaston House 3 Duchess Place Hagley Road Birmingham B16 8NH

Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 5 August 2009 made between Mars Pension Trustees Limited (1) and GAB Robins UK Limited (2)

Landlord	Mars Pension Trustees Limited (company number 449733)

Superior Landlord	Calthorpe Estates CF Nominee No.1 Ltd (company number 07576459) and Calthorpe Estates CF Nominee No.2 Ltd (company number 07576679)

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	24th June 2009

Contractual date of termination of Lease	30th November 2015

Current Rent (per annum exclusive of VAT)	£13,500

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1 (a) of the 2005 Order

Subletting	None in place

3.	Birmingham, Edward House

Description of the Property	Part Ground Floor Edward House Quay Place Edward Street Birmingham B1 2RA (and one car parking space on Licence at £750 per annum exclusive of VAT)

Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 1 May 2007 made between Threadneedle Pensions Limited (1) and GAB Robins UK Limited (2)

Landlord	Threadneedle Pensions Limited (company number 984167)

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	8 February 2007

Contractual date of termination of Lease	30 November 2015

Current Rent (per annum exclusive of VAT)	£92,800

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1

Subletting	None in place

4.	Brentwood

Description of the Property	Suite A Regent House Hubert Road Brentwood Essex CM14 4JE(and Licence for four car parking spaces at £2,400 per annum exclusive of VAT)

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 20 June 2012 made between Targetfollow (Brentwood) Limited (1) and GAB Robins UK Limited (2)

Landlord	Rainham Steel Investments Limited (company number 02122864)

Registered/unregistered	Registered

Title number (if registered)	EX 880393

Term commencement date of Lease	1 July 2010

Contractual date of termination of Lease	30 June 2020

Current Rent (per annum exclusive of VAT)	£43,920

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1 (a) of the 1987 Use Classes Order

Subletting	None in place

5.	Brighton

Description of the Property	First Floor Aspect House 84-87 Queen’s Road Brighton East Sussex BN1 3XE

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 7 May 2010 made between Aberdeen UK Property Nominee (No.1) Limited and Aberdeen UK Property Nominee (No.2) Limited (1) and GAB Robins UK Limited (2)

Landlord	Aberdeen UK Property Nominee (No.1) Limited and Aberdeen UK Property Nominee (No.2) Limited both incorporated in Guernsey

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	12 May 2010

Contractual date of termination of Lease	11 May 2015

Current Rent (per annum exclusive of VAT)	£65,275

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1 of the 1987 Use Classes Order and ancillary purposes

Subletting	None in place

6.	Bristol

Description of the Property	2430-2440 The Quadrant Aztec West Bristol BS32 0BB

Description of Lease (lease, underlease, licence, date and parties)	Tenancy agreement dated 31 January 2014 made between Regus Management (UK) Limited (1) and GAB Robins (2)

Landlord	Regus Management (UK) Limited

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	1 May 2014

Contractual date of termination of Lease	29 February 2015

Current Rent (per annum exclusive of VAT)	£41,988

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

7.	Bromley

Description of the Property	Part Second Floor 34 The Mall Bromley BR1 1TD

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 12 December 2001 made between Hemingway Mercury Limited (1) and GAB Robins Holdings Limited (2)

Landlord	Zurich Assurance Limited (company number 02456671)

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	12 December 2001

Contractual date of termination of Lease	11 December 2016

Current Rent (per annum exclusive of VAT)	£65,500

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1 (a) of the 1987 Use Classes Order

Subletting	None in place

8.	Exeter

Description of the Property	Unit B Blenheim Court Matford Business Park Exeter EX2 8PW and 6 parking spaces

Description of Lease (lease, underlease, licence, date and parties)	Underlease dated 1st August 1990 made between G.E Harris and P.A. Marron (1) Robins Davis & Little (UK) Limited (2). Deed of Variation dated 10th March 1992 made between Firstpark Investments Limited (1) Robins Davies & Little (UK) Limited (2) R.D. & L Holdings Limited (3). Deed of Rectification dated 16th December 1991 made between London and Blenheim Estates Limited (1) Robins Davies & Little (UK) Limited (2) R.D. & L Holdings Limited (3)

Landlord	Dunedin Industrial Income Limited (incorporated in Guernsey)

Registered/unregistered	Registered

Title number (if registered)	DN 289788

Term commencement date of Lease	6th April 1990

Contractual date of termination of Lease	6th April 2015

Current Rent (per annum exclusive of VAT)	£19,750

Tenant

Occupier	Integral UK Limited (company number 05307588)

Current Use	Offices

Subletting	Sub underlease dated 2nd December 2010 made between GAB Robins UK Limited (1) and Integral UK Limited (2)

9.	Gateshead

Description of the Property	Office 211 Axis Building Maingate Kingsway North Team Valley Gateshead NE11 0NQ

Description of Lease (lease, underlease, licence, date and parties)	Tenancy agreement dated 15 January 2013 made between Regus Management (UK) Limited (1) and GAB Robins (2)

Landlord	Regus Management (UK) Limited

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	1 April 2013

Contractual date of termination of Lease	31 March 2015

Current Rent (per annum exclusive of VAT)	£20,750

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

10.	Glasgow

Description of the Property	Part Fourth Floor (Level 5) 120 West Regent Street Glasgow G2 2QD

Description of Lease (lease, underlease, licence, date and parties)	Sublease dated 17 October 2005 (the “date of entry”) made between HSBC Bank PLC (1) and GAB Robins UK Limited (2)

Landlord	HSBC Bank PLC (company number 00014259)

Registered/unregistered	Registered in Books of Council Session but not with the Land Registry

Title number (if registered)	N/A

Term commencement date of Lease	17 October 2005 (the date of entry)

Contractual date of termination of Lease	11 September 2015

Current Rent (per annum exclusive of VAT)	£41,000

Occupier	GAB Robins UK Limited company number (01304989)

Current Use	High quality commercial or professional offices within Class 2 or Class 4 (A) of the 1989 Use Classes (Scotland) Order

Subletting	None in place

11.	Leeds (1)

Description of the Property	City West Building 3 Gelderd Road Leeds LS12 6LX

Description of Lease (lease, underlease, licence, date and parties)	Tenancy agreement dated 28 October 2014 made between Regus Management (UK) Limited (1) and GAB Robins (2)

Landlord	Regus Management (UK) Limited

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	1 January 2014

Contractual date of termination of Lease	31 December 2015

Current Rent (per annum exclusive of VAT)	£28,368

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

12.	Leeds (2)

Description of the Property	Acclaim House Block 1 Central Park New Lane Leeds LS11 5UF

Description of Lease (lease, underlease, licence, date and parties)	Licence to Occupy dated 15 July 2014 made between QBE Management Services (UK) Limited (1) GAB Robins UK Limited (2) and Aire Commercials Limited and TIMEC 10205 LLP (3)

Landlord	QBE Management Services (UK) Limited (Company number 03153567)

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	16 July 2014

Contractual date of termination of Lease	8 June 2019

Current Rent (per annum exclusive of VAT)	£1

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

13.	London

Description of the Property	First Floor, Ground Floor, Lower Ground Floor and Basement, 35 Great Street Helens London EC3A 6HB

Description of Lease (lease, underlease, licence, date and parties)	x3 Leases dated 22 April 2013 and made between Clerical Medical Investment Group Limited (1) and GAB Robins UK Limited (2)

Landlord	Clerical Medical Investment Group Limited (company number 3196171)

Registered	Registered

Title number (if registered)	AGL 284268,AGL 254262, AGL 284261

Term commencement date of Lease	22 April 2013

Contractual date of termination of Lease	21 April 2023

Current Rent (per annum exclusive of VAT)	£259,758

Occupier	First Floor, Lower Ground Floor and Basement occupied by GAB Robins UK Limited (company number 01304989), Ground Floor occupied by GAB Robins Aviation Limited (company number 02447229)

Current Use	Offices

Subletting	None in place

14.	Manchester

Description of the Property	Part Ground Floor and Part First Floor Building 8 Exchange Quay Salford Greater Manchester

Description of Lease (lease, underlease, licence, date and parties)	x2 Underleases dated 18 July 2013 made between RGC Trust Company (Jersey) Limited (1) and GAB Robins UK Limited (2)

Landlord	Exchange Quay Salford S.A.R.L. (incorporated in Luxembourg)

Registered/unregistered	Registered

Title number (if registered)	MAN 219808 & MAN 213192

Term commencement date of Lease	24 April 2013

Contractual date of termination of Lease	23 April 2023

Current Rent (per annum exclusive of VAT)	£183,555

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

15.	Middlesbrough

Description of the Property	Third Floor Deltic House 11-13 Zetland Road Middlesbrough Cleveland

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 2 April 1990 made between East Mercia Developments Limited (1) Robins Davies & Little (UK) Limited (2) and RD & L (Holdings) Limited (3)

Landlord	A19 Properties Limited (company number 08323248)

Registered/unregistered	Registered

Title number (if registered)	CE 111250

Term commencement date of Lease	1 April 1990

Contractual date of termination of Lease	31 March 2015

Current Rent (per annum exclusive of VAT)	£5,800

Occupier	Vacant

Tenant	GAB Robins UK Limited (company number 01304989)

Current Use	Offices within Class B1 of the 1987 Use Classes Order (currently vacant)

Subletting	None in place

16.	Ollerton

Description of the Property	Unit 1 Blackburn House Boughton Pumping Station Brake Lane Boughton

Description of Lease (lease, underlease, licence, date and parties)	Licence dated 16 December 2013 made between Horizon Investments trading as Blackburn House (1) and GAB Robins UK Limited (2)

Landlord	Horizon Investments t/a Blackburn House

Registered/unregistered	Unregistered

Title number (if registered)	N/A

Term commencement date of Lease	10 January 2013

Contractual date of termination of Lease	9 January 2014

Current Rent (per annum exclusive of VAT)	£22,708

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices

Subletting	None in place

16.	Uxbridge

Description of the Property	Office building “A”, part of The Old School House, 1 Hillingdon Road Uxbridge Middlesex UB10 0AA

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 14 February 1992 made between Kingston Estates Limited (1) and Robins Davies & Little (UK) Limited (2)

Landlord	R. T. Warren (Investments) Limited (company number 305050)

Registered/unregistered	Registered

Title number (if registered)	AGL 29915

Term commencement date of Lease	14 February 1992

Contractual date of termination of Lease	13 February 2017

Current Rent (per annum exclusive of VAT)	£48,750

Occupier	GAB Robins UK Limited (company number 01304989)

Current Use	Offices with ancillary car parking within Class B1 of the 1987 Use Classes Order

Subletting	None in place

SCHEDULE 9

The Net Debt Adjustment and Net Working Capital Adjustment

Part 1

Basis of Preparation

1.	The Net Debt Statement will include all elements of the Net Debt Amount as set out in the pro forma in Part 3 of this Schedule 9 which, for illustrative purposes, has been populated with the relevant financial information as at 31 October 2014.

2.	The Net Working Capital Statement will include all elements of the Net Working Capital definition as set out in the pro forma in Part 4 of this Schedule 9 which, for illustrative purposes, has been populated with the relevant financial information as at 31 October 2014.

3.	Any amounts included in the calculation of the Net Debt Amount shall be excluded from the calculation of Working Capital.

4.	The Net Debt Statement and Net Working Capital Statement shall be prepared:

4.1	in accordance with the specific accounting treatments set out in paragraph 5 below;

4.2	subject to paragraph 4.1, adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement;

4.3	subject to paragraphs 4.1 and 4.2 (save where paragraph 4.2 contradicts this paragraph 4.3, in which case this paragraph 4.3 shall take precedence), where neither the specific accounting treatments set out in paragraph 5 below nor the Accounts deal with a matter, by reference to UK GAAP;

4.4	no account will be taken of deferred tax assets; and

4.5	for the avoidance of doubt, the Net Debt Statement will be prepared on the basis that all Indebtedness owed to National Westminster Bank plc and the Pension Trustees and which is repaid in accordance with clause 4 and Schedule 6 remains owing.

5.	The following specific policies shall be applied in the preparation of the Net Debt Statement and Net Working Capital Statement:

5.1	All information becoming available before the agreement of the Net Debt Statement and Net Working Capital Statement may be taken into account in the preparation of the Net Debt Statement and Net Working Capital Statement.

5.2	Full provision shall be made for unfunded defined benefit pension liabilities.

5.3	Full provision will be made in respect of Taxation.

5.4	Full provision will be made in respect of dilapidations.

5.5	In addition to the provision referred to in paragraph 5.4 of this Part 1 of this Schedule 9, a further provision of £289,000 shall be made in respect of dilapidations.

5.6	Provision shall be made for the estimated charge for the audit and tax review of the Target Group, prorated for the period from the Balance Sheet Date to the Completion Date.

5.7	For the purpose of calculating the Net Working Capital Statement the bad debt provision shall be removed (as illustrated within the pro forma in Part 4 of this Schedule 9).

5.8	Whilst, as set out in paragraph 5.7 of this Part 1 of this Schedule 9, provisions for certain debts in existence at the Completion Date will be included in the Net Working Capital Statement and Net Debt Statement, for the sole purpose of calculating the Net Working Capital Statement, the bad debt provision shall be removed (as illustrated within the pro forma in Part 4 of this Schedule 9).

5.9	Any decrease in any provision included in the Accounts shall only be effected if justified by changes in facts and circumstances since the Balance Sheet Date (and not by the application of different judgement).

5.10	All trade receivables and work in progress balances in connection with the Target Group’s Mexican, Singaporean and Scandinavian divisions will be excluded from the calculation of Net Working Capital within the Net Working Capital Statement.

5.11	Full provision shall be made for amounts owed to the Sellers and their Affiliates.

5.12	Full provision shall be made for any early termination fees of the Group’s loan and financing facilities.

5.13	The line item of £1,156,000 for the Unfunded defined benefit pension liability shall be moved if the SGS Letter with complete schedules is received by the Target Group executed as a deed by SGS Subholding BV prior to the date on which the Net Debt Statement and Working Capital Statement are agreed in accordance with Part 2 of Schedule 9 of this Agreement.

5.14	No amount shall be included in respect of amounts owed by the Sellers and their Affiliates.

5.15	No amounts shall be included in respect of Client monies

5.16	Full provision shall be made for any Transaction related costs incurred by the Sellers or the Target Group where the Target Group (or any member thereof) is liable, or joint and severally responsible and such costs have not been paid prior to Completion.

5.17	The sum of £90,000 payable by SGS to the Company on exercise of the warranty held by SGS shall be included in Cash.

Part 2

Manner of Preparation

1.	The Buyer will, as soon as reasonably practicable after the Completion Date, prepare a closing balance sheet from which a draft of the Net Debt Statement in the format set out in Part 3 of this Schedule and on the basis of preparation set out in Part 1 of this Schedule and a draft of the Working Capital Statement in the format set out in Part 4 of this Schedule and on the basis of preparation set out in Part 1 of this Schedule shall be derived.

2.	The Buyer and the Buyer’s accountants on the one hand, and the Sellers’ Representative and the Sellers’ accountants on the other, will be entitled to review all of the books, records and papers of the other of them as they relate to the Target Group and which are relevant for the purposes of preparing or, as the case may be, evaluating the Net Debt Statement and Working Capital Statement. The Buyer will, and will procure that each Target Company and the Buyer’s accountants (if appropriate) will, on the one hand, and the Sellers will, and will procure that the Sellers’ accountants (if appropriate) will, on the other hand, provide to the other of them all reasonable assistance to prepare or, as the case may be evaluate, the Net Debt Statement and Working Capital Statement, including the provision of access to all working papers and relevant personnel of each of their respective entities referred to in this paragraph 2.

3.	The Buyer shall procure that the draft Net Debt Statement and Working Capital Statement is delivered to the Sellers’ Representative within 90 days after the Completion Date.

4.	The Sellers’ Representative will notify the Buyer within 20 Business Days after receipt of the draft Net Debt Statement and Working Capital Statement whether the Sellers agree with the draft Net Debt Statement and Working Capital Statement. If the Sellers do not so agree, such notification by the Sellers’ Representative must give reasonable details of any disagreement (including the basis for such disagreement) and the adjustments (including the quantification of the item) which, in the opinion of the Sellers, should be made (the “Disputed Details”). Any matter or item in relation to the draft Net Debt Statement and Working Capital Statement not included by the Sellers’ Representative within the Disputed Details will be deemed to be agreed by the Sellers for the purposes of the final determination of the Net Debt Statement and Working Capital Statement in accordance with this Schedule, and if no Disputed Details are received by the Buyer within the 20 Business Days period, all of the Net Debt Statement and Working Capital Statement will be deemed to be agreed by the Sellers. If the Buyer disagrees with the Dispute Details, it shall deliver a notice (the “Buyer’s Dispute Response”) to the Sellers’ Representative within 20 Business Days from receipt of the Disputed Details. The Sellers’ Representative and the Buyer will meet and discuss the Disputed Details in order to seek to reach agreement upon such adjustments (if any) to the draft Net Debt Statement and Working Capital Statement as are acceptable to the Buyer and the Sellers in order to put such draft document in final form.

5.	If:

(A)	the Sellers’ Representative does not notify the Buyer of any Disputed Details within the said 20 Business Days period, the draft Net Debt Statement and Working Capital Statement will constitute the Net Debt Statement and Working Capital Statement for the purposes of this Agreement; or

(B)	the Buyer does not revert to the Sellers’ Representative with the Buyer’s Dispute Response within the said 20 Business Days period, the draft Net Debt Statement and Working Capital Statement, as amended by the Disputed Details, will constitute the Net Debt Statement and Working Capital Statement for the purposes of this Agreement.

6.

If the Buyer and the Sellers’ Representative are unable to resolve all matters in dispute within 15 days after the notification by the Sellers’ Representative in accordance with paragraph 4 above of the Disputed Details (or, if later and if delivered by the Buyer in accordance with paragraph 4 above, within 20 Business Days following the notification by the Buyer of the Buyer’s Dispute Response), the unresolved Disputed Details (but no other matters) will be referred on the application of either the Sellers’ Representative or the Buyer to an independent firm of internationally recognised chartered accountants to be appointed (in default of nomination by agreement between the Sellers’ Representative and the Buyer within a further five Business Days) by the President for the time being of the Institute of Chartered Accountants in England and Wales for resolution. In giving its decision, the firm so appointed will state what adjustments (if any) are necessary to the draft Net Debt Statement and Working Capital Statement in order for them to have been prepared in accordance with this Agreement. Such draft Net Debt Statement and Working Capital Statement will, subject to and following any such adjustments, constitute the Net Debt Statement and Working Capital Statement for the purposes of this Agreement.

7.	If there is a referral to an independent firm of accountants, the following provisions will apply:

(A)	the Sellers’ Representative and/or the Buyer will submit the Disputed Details and the Buyer’s Dispute Response to the independent accountants, together with any relevant documents required by the appointed firm for the purposes of making its decision in accordance with this Schedule (which, for the avoidance of doubt, may not include any new or previously undisclosed material or submissions relating to the unresolved Disputed Details);

(B)	the independent accountants will be entitled:

(1)	to stipulate the time period within which the Sellers’ Representative and the Buyer will prepare and submit the written statement and written comments referred to in this paragraph 7 and to disregard any written statement or comments not delivered to the independent accountants within the time period so stipulated;

(2)	to require the Sellers’ Representative and the Buyer to attend one or more meetings and to raise enquiries of them about any matters which the independent accountants consider relevant;

(3)	in the absence of agreement between the Sellers’ Representative and the Buyer, to determine the procedure to be followed in undertaking the expert determination, insofar as the procedure is not set out in this Schedule; and

(4)	to appoint advisers (including legal advisers) if required;

(C)	the Sellers and the Buyer will use all reasonable endeavours to procure that the independent accountants are given all such assistance and access to documents and other information as they may reasonably require in order to make their decision;

(D)	the independent accountants will be requested to give their decision on matters arising out of the Disputed Details (and the Buyer’s Dispute Response, if any), with reasons therefor, as soon as possible and in any event within 60 Business Days after the date of receipt of the submission by the Sellers’ Representative or the submission by the Buyer of the written statement on the unresolved Disputed Details in accordance with paragraph 7(A) above (whichever is the later); and

(E)	save in the case of fraud or manifest error, the decision by the independent accountants will be final and binding on all concerned and will be given by the independent accountants acting as an expert and not as an arbitrator.

8.	The costs of the independent accountants (including their expenses and the costs of any advisers to the independent accountants) will be borne by the Sellers and the Buyer in such proportions as the independent accountants shall determine.

Part 3

Net Debt Statement

	As at completion (£’000)		Example - as at 31 October 2014 (£’000)
Debt and Debt like items:

Short term bank loans	[—]		2,800

Long term bank loans	[—]		3,700

Unamortised loan arrangement fees	[—]		[—]

		[—]		6,500

Loan notes		[—]		6,000

Pension trustees early repayment discount				(796)

Tax Reduction re early payment				80

Short term obligations under finance leases		[—]		689

Long term obligations under finance leases		[—]		1,020

Interest payable		[—]		23

Early termination fees		[—]		28

Unfunded defined benefit pension liability		[—]		1,156

Vacant leasehold provision		[—]		11

Dilapidations provision - as stated		[—]		132

Dilapidations provision - additional		[—]		298

Claims provision		[—]		125

Rent free period provision		[—]		217

Project Skate deal fees included in creditors		[—]

		[—]		15,483

Cash balances:

Group cash balance	[—]		(15,990)

Less: Client monies	[—]		9,909

		[—]		(6,081)

Net debt and debt like items		[—]		9,402

Part 4

Net Working Capital Statement

	As at completion (£’000)		Example - as at 31 October 2014 (£’000)

Current assets:

Trade debtors	[—]		11,642

Work in progress	[—]		5,686

Prepayments	[—]		2,272

Other debtors	[—]		2,951

Current liabilities:

Trade creditors	[—]		(6,009)

Tax and social security	[—]		(1,509)

Accruals	[—]		(2,262)

Other current creditors	[—]		(5,842)

		[—]		6,929

Net debt adjustments:

Due from SGS re: Pension scheme	[—]		(1178)

Unfunded defined benefit pension liability	[—]		1156

Interest payable	[—]		23

Early termination fees	[—]		—

Vacant leasehold provision	[—]		11

Dilapidations provision - as stated	[—]		132

Claims provision	[—]		125

Rent free period provision	[—]		217

Project Skate deal fees included in creditors	[—]		—

		[—]		486

Normalisation adjustments:

Bad debt provision adjustment	[—]		1,107

(Prepaid)/accrued capital expenditure	[—]		(166)

Intra-group payables	[—]		2,457

Intra-group receivables	[—]		(1,610)

		[—]		1,788

Non-recurring customer adjustments:

Direct Line Group receivables	[—]		(32)

Direct Line Group work in progress	[—]		(1)

Aviation Mexico trade receivables	[—]		(1,005)

Aviation Mexico work in progress	[—]		(5)

Aviation Singapore trade receivables	[—]		(62)

Aviation Singapore work in progress	[—]		(2)

Aviation ApS trade receivables	[—]		(39)

Aviation ApS work in progress	[—]		(14)

		[—]		(1,160)

Normalised working capital		[—]		8,043

EXECUTION

The Parties have executed this Agreement as a deed on the date first mentioned above as evidence of their agreement to its terms.

SIGNED and DELIVERED as a DEED	)

of KIERAN RIGBY in the presence of:	)	/s/ KIERAN RIGBY

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

SIGNED and DELIVERED as a DEED	)

of MICHAEL JONES in the presence of:	)	/s/ MICHAEL JONES

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

SIGNED and DELIVERED as a DEED	)

of PAUL BROWN in the presence of:	)	/s/ PAUL BROWN

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

SIGNED and DELIVERED as a DEED	)

of IAN SUTCLIFFE in the presence of:	)	/s/ IAN SUTCLIFFE

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

SIGNED and DELIVERED as a DEED	)	/s/ RUMIT NANJI

of KENNETH WEST in the presence of:	)	as attorney for Kenneth West

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

EXECUTED and DELIVERED as a DEED	)

by 20/20 PENSION TRUSTEE LIMITED	)

(in their capacity as a Pension Trustee) of	)	/s/ NIGEL JONES
of ROBINS DAVIES & LITTLE GROUP	)
PENSION AND LIFE ASSURANCE	)
SCHEME (acting by its Trustees))
in the presence of:	)

Witness Signature:	/s/ Laura Fenton

Witness Name:	Laura Fenton

Witness Occupation:	PhD Student

Witness Address:

EXECUTED and DELIVERED as a DEED	)
by PAUL BROWN	)
(in his capacity as a Pension Trustee) of	)	/s/ PAUL BROWN
of ROBINS DAVIES & LITTLE GROUP	)
PENSION AND LIFE ASSURANCE	)
SCHEME (acting by its Trustees))
in the presence of:	)

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

EXECUTED and DELIVERED as a DEED	)
by GAIL WATSON	)
(in her capacity as a Pension Trustee) of	)	/s/ PAUL BROWN
of ROBINS DAVIES & LITTLE GROUP	)	as attorney for Gail Watson
PENSION AND LIFE ASSURANCE	)
SCHEME (acting by its Trustees))
in the presence of:	)

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address:

EXECUTED and DELIVERED as a DEED	)
by SUSAN WILLMOTT	)
(in her capacity as a Pension Trustee) of	)	/s/ SUSAN WILLMOTT
of ROBINS DAVIES & LITTLE GROUP	)
PENSION AND LIFE ASSURANCE	)
SCHEME (acting by its Trustees))
in the presence of:	)

Witness Signature:	/s/ B. R. Watts

Witness Name:	Barry Robert Watts

Witness Occupation:	Retired

Witness Address:

EXECUTED and DELIVERED as a DEED	)
of CRAWFORD & COMPANY	)	/s/ IAN MURESS
ADJUSTERS (UK) LIMITED	)
in the presence of:	)

Witness Signature:	/s/ C. Cox

Witness Name:	Christopher Cox

Witness Occupation:	Trainee Solicitor

Witness Address: